Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PETRON ENERGY II, INC.

(Exact name of registrant in its charter)

Nevada	1311	45-2578051
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17950 Preston Road, Suite 960

Dallas, Texas 75252

(972) 272-8190

 (Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

N/A

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Gregg E. Jaclin, Esq.

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road, Second Floor

Lawrenceville, NJ 08648

Tel. No.: (609) 275-0400

Fax No.: (609) 275-4511

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share, issuable pursuant to the Investment Agreement	1,350,000,000	$0.00028	$378,000.00	$32.46
Total	1,350,000,000	$0.00028	$378,000.00	$32.46

(1)	We are registering 1,350,000,000 shares of our common stock that we will put to CPUS Income Group LLC pursuant to that certain investment agreement (the “Investment Agreement”). The Investment Agreement was entered into on December 13, 2013. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the CPUS Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTC Pink Marketplace on May 22, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 30, 2014

1,350,000,000 Shares of Common stock

PETRON ENERGY II, INC.

This prospectus relates to the resale of up to 1,350,000,000 shares of common stock of Petron Energy II, Inc. (“we” or the “Company”), par value $0.0001 per share, issuable to CPUS Income Group LLC (“CPUS”) pursuant to that certain investment agreement. The investment agreement permits us to “put” up to $10,000,000 in shares of our common stock to CPUS over a period of up to thirty-six (36) months. We have previously drawn down $119,120 of the $10,000,000. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by CPUS. CPUS is deemed an underwriter for our common stock.

The selling stockholder may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. CPUS is paying all of the registration expenses incurred in connection with the registration of the shares except for accounting fees and expenses and we will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the Over-the-Counter Pink Marketplace (“OTCPINK”) under the ticker symbol “PEII.” We are designated as OTC Pink Current Information—SEC Reporting. On May 22, 2014, the closing price of our common stock was $0.0004 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus Is:  May 30, 2014

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Petron Energy II, Inc. (referred to herein as the “Company,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and notes before making an investment decision.

Business Overview

The Company was incorporated in Nevada in June 2007 as a development stage company which planned to operate as a restaurant holding company, specializing in the development and expansion of proven independent restaurant concepts into multi-unit locations through corporate-owned stores, licensing, and franchising opportunities, funding permitting. In connection with our entry into an Asset Purchase Agreement with Petron Energy Special Corp., we changed our business focus to oil and gas exploration and production and related operations and ceased undertaking any restaurant related operations.

The Company’s oil and gas activities are all in the United States. As of December 31, 2013 the Company is operating in the states of Texas and Oklahoma. In addition, the Company operates two gas gathering systems located in Tulsa, Wagoner, Rogers and Mayes counties of Oklahoma. The pipeline consists of approximately 132 miles of steel and poly pipe, a gas processing plant and other ancillary equipment. The Company sells its oil and gas products primarily to a domestic pipeline and to an oil company.

Investment Agreement with CPUS

On December 13, 2013, we entered into an investment agreement with CPUS Income Group, LLC, a Florida limited liability company (“CPUS”). Pursuant to the terms of the Investment Agreement, CPUS committed to purchase up to $10,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) month period commencing from the effectiveness of the registration statement, we may deliver a drawdown notice to CPUS which states the dollar amount that we intend to sell to CPUS on a date specified in the put notice. The maximum investment amount per notice shall be no more than two hundred seventy five percent (275%) of the average daily volume of the common stock for the ten consecutive trading days immediately prior to date of the applicable put notice. The purchase price per share to be paid by CPUS shall be calculated at a thirty percent (30%) discount to the lowest closing price of the common stock as reported by Bloomberg, L.P. during the ten (10) consecutive trading days immediately prior to the receipt by CPUS of the drawdown notice. We have reserved 1,400,000,000 shares of our common stock for issuance under the Investment Agreement. We have more shares reserved than are covered in this registration statement. Additionally, he Company has paid CPUS a commitment fee equal to $12,500 in the form of shares of the Company’s common stock (the “Commitment Shares”), at a purchase price equal to 50% discount to the price per share on the closing date of the Investment Agreement

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with CPUS, pursuant to which we were obligated to file a registration statement with the SEC. This initial registration statement was effective on April 25, 2014. We are obligated to use all commercially reasonable efforts to maintain an effective registration statement until termination of the Investment Agreement.

The 1,3500,000,000 shares to be registered herein represent 23.04% of the shares issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale.

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At an assumed purchase price of $0.00028 (equal to 70% of the closing price of our common stock of $0.0004 on May 22, 2014), we will be able to receive up to $378,000 in gross proceeds, assuming the sale of the entire 1,350,000,000 shares being registered hereunder pursuant to the Investment Agreement. We previously received $119,120 and issued an aggregate of 300,000,000 shares of our common stock under the Investment Agreement. Accordingly, we would be required to register an additional 33,938,857,143 shares to obtain the balance of $9,502,880 under the Investment Agreement. We are currently authorized to issue 15,000,000,000 shares of our common stock. If the price of our common stock does not increase enough, we will be required to increase our authorized shares in order to receive the entire purchase price. CPUS has agreed to refrain from holding an amount of shares which would result in CPUS owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

CPUS will periodically purchase our common stock under the Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to CPUS to raise the same amount of funds, as our stock price declines.

The aggregate investment amount of $10,000,000 was determined based on numerous factors, including the following:

•Current financial operating needs

•Financing of workover projects

•Acquisition of non-operating interests

•Acquisition of additional oil and gas properties

•Debt service

Where You Can Find Us

Our mailing address is 17950 Preston Road, Suite 960, Dallas, Texas 75252, and our telephone number is (972) 272-8190.

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THE OFFERING

Common stock outstanding before the offering	4,509,919,265 shares of common stock as of May 22, 2014.

Common stock offered by selling stockholder	1,350,000,000 shares of common stock.

Common stock outstanding after the offering	5,859,919,265 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received under the Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

OTC Pink Marketplace Trading Symbol	PEII

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

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RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our Chief Executive Officer, Floyd L. Smith, holds Series A Preferred Stock which will provide him continuing voting control over the Company and, as a result, he will exercise significant control over corporate decisions.

Floyd L. Smith, our Chief Executive Officer, President and Director, has beneficial ownership of the entire class of the Company’s Series A Preferred Stock, which voting together as a class, have the right to vote 51% of the Company’s voting shares on any and all shareholder matters. Additionally, the Company shall not adopt any amendments to the Company's Bylaws, Articles of Incorporation, as amended, make any changes to the Certificate of Designations establishing the Series A Preferred Stock, or effect any reclassification of the Series A Preferred Stock, without the affirmative vote of at least 66-2/3% of the outstanding shares of Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to such Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock.

Other than the Super Majority Voting Rights, the Series A Preferred Stock does not have any other dividend, liquidation, conversion, or redemption rights, whatsoever.

As a result of the above, Mr. Smith exercises control in determining the outcome of corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investors who purchase shares will be minority shareholders and as such will have no say in the direction of the Company and the election of Directors. Investors in the Company should keep in mind that even if you own shares of the Company's common stock and wish to vote them at annual or special shareholder meetings, your shares will have no effect on the outcome of corporate decisions or the election of Directors. Furthermore, investors should be aware that Mr. Smith may choose to elect new Directors to the Board of Directors of the Company and/or take the Company in a new business direction altogether, and, as a result, current shareholders of the Company will have little to no say in such matters.

Shareholders who hold unregistered shares of our common stock are subject to resale restrictions pursuant to Rule 144, due to our previous status as a “shell company.”

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“ Rule 144 ”), a “ shell company ” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets. As such, prior to the completion of the Asset Purchase Agreement and our related Form 8-K filing, we had been considered a “ shell company” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 were not able to be made until: 1) we had ceased to be a “ shell company,” which occurred after the closing the Asset Purchase Agreement); 2) we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and have filed all of our required periodic reports for at least the previous one year period prior to any sale pursuant to Rule 144; and a period of at least twelve months has elapsed from that date. “Form 10 information” has been filed with the Commission reflecting the Company’s status as a “non-shell company,” incorporated by reference as filed with the Commission on Form 8-K on January 6, 2012.

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Pursuant to Rule 144, a one year waiting period from the time of filing was required to “cure” the Company’s previous “shell” status. Our “shell” status was thus cured on January 6, 2013 and shareholders of the Company who hold and purchase in the future any restricted securities of the Company will have Rule 144 available if all other requirements of the rule are met.

We rely upon key personnel and if they leave us, our business plan and results of operations could be adversely affected.

We rely heavily on our Chief Executive Officer, President, Treasurer and Director, Floyd L. Smith. His experience and input creates the foundation for our business and he is responsible for the directorship and control over our operations. We do currently have an employment agreement with Mr. Smith, and we put into place a "key man" insurance policy on Mr. Smith in the amount of $3,000,000. Moving forward, should we lose the services of Mr. Smith, for any reason, we will incur costs associated with recruiting a replacement and delays in our operations. If we are unable to replace Mr. Smith with another suitably trained individual or individuals, we may be forced to scale back or curtail our business plan. As a result of this, your investment in us could become devalued or worthless and we may be forced to abandon or change our business plan.

We may not be able to successfully manage our growth, which could lead to our inability to implement our business plan.

Our growth is expected to place a significant strain on our managerial, operational and financial resources, especially considering that we currently only have three directors and two executive officers. Further, as we enter into additional contracts, we will be required to manage multiple relationships with various consultants, businesses and other third parties. These requirements will be exacerbated in the event of our further growth. There can be no assurance that our systems, procedures and/or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully implement our business plan. If we are unable to manage our growth effectively, our business, results of operations and financial condition will be adversely affected, which could lead to us being forced to abandon or curtail our business plan and operations.

We have a limited operating history in our current business focus of oil and gas production and, because of this, it may be difficult to evaluate our chances for success.

We were formed in August 2008 as a company specializing in restaurant consulting and investment activities. We only generated limited revenues in connection with such operations, and changed our business focus to oil and gas development activities in connection with our acquisition by Petron Special in August 2011. As such, we have a limited history in our current business focus of oil and gas development. We are a relatively new company and, as such, run a risk of not being able to compete in the marketplace because of our relatively short existence. New companies in the competitive environment of oil and gas development may face significant competition, and as a result, we may be forced to abandon or curtail our business plan. Under such a circumstance, the value of any investment in us may become worthless.

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Our Articles of Incorporation, as amended, and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Articles of Incorporation, as amended, generally limit our officers' and directors' personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation, as amended, and Bylaws provide indemnification for our officers and directors to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a " Proceeding ") to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. Stockholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

Risks Relating to the Oil and Gas Operations of the Company

Oil, gas and natural gas liquid prices are volatile

We anticipate that our future financial results will be highly dependent on the general supply and demand for oil, gas and natural gas liquids (“NGLs”), which will impact the prices we ultimately realize on our future sales of these commodities. A significant downward movement of the prices for these commodities could have a material adverse effect on our future revenues, operating cash flows and profitability. Such a downward price movement could also have a material adverse effect on our future estimated proved reserves, the carrying value of our future oil and gas properties, the level of planned drilling activities and future growth. Historically, market prices have been volatile and are likely to continue to be volatile in the future due to numerous factors beyond our control. These factors include, but are not limited to:

•	consumer demand for oil, gas and NGLs;
•	conservation efforts;
•	OPEC production levels;
•	weather;
•	regional pricing differentials;
•	differing quality of oil produced (i.e., sweet crude versus heavy or sour crude);
•	differing quality and NGL content of gas produced;
•	the level of imports and exports of oil, gas and NGLs;
•	the price and availability of alternative fuels;
•	the overall economic environment; and
•	governmental regulations and taxes.

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Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or ourselves. In addition, the OTC Pink Marketplace is subject to extreme price and volume fluctuations in general.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Estimates of oil, gas, and NGL reserves are uncertain.

The process of estimating oil, gas and NGL reserves is complex and requires significant judgment in the evaluation of available geological, engineering and economic data for each reservoir, particularly for new discoveries. Because of the high degree of judgment involved, different reserve engineers may develop different estimates of reserve quantities and related revenue based on the same data. In addition, the reserve estimates for a given reservoir may change substantially over time as a result of several factors including additional development activity, the viability of production under varying economic conditions and variations in production levels and associated costs. Consequently, material revisions to our future reserve estimates may occur as a result of changes in any of these factors. Such revisions to reserves could have a material adverse effect on our future estimates of future net revenue, as well as our financial condition and profitability.

The reserve estimates as of December 31, 2013 were prepared by Forrest A. Garb & Associates, Inc., a third party, and are primarily overseen by David Knepper, who is also a Director of the Company. Mr. Knepper’s biographical information and qualifications are disclosed on page 37 of our Registration Statement, of which this prospectus is a part.

Discoveries or acquisitions of additional reserves will be needed to avoid a material decline in future reserves and production.

The production rates from oil and gas properties generally decline as reserves are depleted, while related per unit production costs generally increase, due to decreasing reservoir pressures and other factors. Therefore, we anticipate our future estimated proved reserves and future oil, gas and NGL production will decline materially as future reserves are produced unless we conduct successful exploration and development activities or, unless we identify additional producing zones in existing wells, secondary or tertiary recovery techniques, or acquire additional properties containing proved reserves. Consequently, our future oil, gas and NGL production and related per unit production costs will be highly dependent upon our level of success in finding or acquiring additional reserves.

Future drilling results are uncertain and involve substantial costs.

Substantial costs are often required to locate and acquire properties and drill wells. Such activities are subject to numerous risks, including the risk that we will not encounter commercially productive oil or gas reservoirs. The costs of drilling and completing wells are often uncertain. In addition, oil and gas properties can become damaged or drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including, but not limited to:

•	unexpected drilling conditions;
•	pressure or irregularities in reservoir formations;
•	equipment failures or accidents;
•	fires, explosions, blowouts and surface cratering;
•	adverse weather conditions;
•	lack of access to pipelines or other transportation methods;
•	environmental hazards or liabilities; and
•	shortages or delays in the availability of services or delivery of equipment.

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A significant occurrence of one of these factors could result in a partial or total loss of our future investment in a particular property. In addition, drilling activities may not be successful in establishing proved reserves. Such a failure could have an adverse effect on our future results of operations and financial condition.

Industry competition for leases, materials, people and capital can be significant.

Strong competition exists in all sectors of the oil and gas industry. We plan to compete with major integrated and other independent oil and gas companies for the acquisition of oil and gas leases and properties. We also plan to compete for the equipment and personnel required to develop and operate properties. Competition is also prevalent in the marketing of oil, gas and NGLs. Typically, during times of high or rising commodity prices, drilling and operating costs will also increase. Higher prices will also generally increase the costs of properties available for acquisition. Our competitors have financial and other resources substantially larger than ours. They also may have established strategic long-term positions and relationships in areas in which we may seek new entry. As a consequence, we may be at a competitive disadvantage in bidding for properties. In addition, many of our larger competitors may have a competitive advantage when responding to factors that affect demand for oil and gas production, such as changing worldwide price and production levels, the cost and availability of alternative fuels, and the application of government regulations.

Public policy, which includes laws, rules and regulations, can change.

Our planned operations are subject to federal laws, rules and regulations in the United States. In addition, we will also be subject to the laws and regulations of various states and local governments. Pursuant to public policy changes, numerous government departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Changes in such public policies could affect our planned operations. Political developments can restrict production levels, enact price controls, change environmental protection requirements, and increase taxes, royalties and other amounts payable to governments or governmental agencies. Existing laws and regulations can also require us to incur substantial costs to maintain regulatory compliance. Our future projected operating and other compliance costs could increase if existing laws and regulations are revised or reinterpreted or if new laws and regulations become applicable to our operations. Although we are unable to predict changes to existing laws and regulations, such changes could significantly impact our future profitability, financial condition and liquidity, particularly changes related to hydraulic fracturing, income taxes and climate change as discussed below.

Hydraulic Fracturing— The U.S. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and natural-gas industry in the hydraulic-fracturing process. Currently, regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements. This legislation, if adopted, could establish an additional level of regulation and permitting at the federal level.

Income Taxes — The U.S. Congress could make significant changes to United States tax laws. The most significant change would eliminate the immediate deduction for intangible drilling and development costs.

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Climate Change— Policy makers in the United States are increasingly focusing on whether the emissions of greenhouse gases, such as carbon dioxide and methane, are contributing to harmful climatic changes. Policy makers at both the United States federal and state level have introduced legislation and proposed new regulations that are designed to quantify and limit the emission of greenhouse gases through inventories and limitations on greenhouse gas emissions. Legislative initiatives to date have focused on the development of cap-and-trade programs. These programs generally would cap overall greenhouse gas emissions on an economy-wide basis and require major sources of greenhouse gas emissions or major fuel producers to acquire and surrender emission allowances. Cap-and-trade programs would be relevant to our planned operations because the equipment we plan to use to explore for, develop, produce and process oil and natural gas emits greenhouse gases. Additionally, the combustion of carbon-based fuels, such as the oil, gas and NGLs we plan to sell, emits carbon dioxide and other greenhouse gases.

We will incur certain costs to comply with government regulations, particularly regulations relating to environmental protection and safety, and could incur even greater costs in the future.

Our production and marketing operations are regulated extensively at the federal, state and local levels and are subject to interruption or termination by governmental and regulatory authorities based on environmental or other considerations. Moreover, we have incurred and will continue to incur costs in our efforts to comply with the requirements of environmental, safety and other regulations. Further, the regulatory environment in the oil and gas industry could change in ways that we cannot predict and that might substantially increase our costs of compliance and, in turn, materially and adversely affect our business, results of operations and financial condition.

Specifically, as an owner or lessee and operator of crude oil and natural gas properties, we are subject to various federal, state, and local regulations relating to the discharge of materials into, and the protection of, the environment. These regulations may, among other things, impose liability on us for the cost of pollution cleanup resulting from operations, subject us to liability for pollution damages and require suspension or cessation of operations in affected areas. Moreover, we are subject to the United States (U.S.) Environmental Protection Agency's (U.S. EPA) rule requiring annual reporting of greenhouse gas (GHG) emissions. Changes in, or additions to, these regulations could lead to increased operating and compliance costs and, in turn, materially and adversely affect our business, results of operations and financial condition.

We are aware of the increasing focus of local, state, national and international regulatory bodies on GHG emissions and climate change issues. In addition to the U.S. EPA's rule requiring annual reporting of GHG emissions, we are also aware of legislation proposed by U.S. lawmakers to reduce GHG emissions.

Additionally, there have been various proposals to regulate hydraulic fracturing at the federal level. Currently, the regulation of hydraulic fracturing is primarily conducted at the state level through permitting and other compliance requirements. Any new federal regulations that may be imposed on hydraulic fracturing could result in additional permitting and disclosure requirements (such as the reporting and public disclosure of the chemical additives used in the fracturing process) and in additional operating restrictions. In addition to the possible federal regulation of hydraulic fracturing, some states and local governments have considered imposing various conditions and restrictions on drilling and completion operations, including requirements regarding casing and cementing of wells, testing of nearby water wells, restrictions on the access to and usage of water and restrictions on the type of chemical additives that may be used in hydraulic fracturing operations. Such federal and state permitting and disclosure requirements and operating restrictions and conditions could lead to operational delays and increased operating and compliance costs and, moreover, could delay or effectively prevent the development of crude oil and natural gas from formations which would not be economically viable without the use of hydraulic fracturing.

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We will continue to monitor and assess any new policies, legislation, regulations and treaties in the areas where we operate to determine the impact on our operations and take appropriate actions, where necessary. We are unable to predict the timing, scope and effect of any currently proposed or future laws, regulations or treaties, but the direct and indirect costs of such laws, regulations and treaties (if enacted) could materially and adversely affect our business, results of operations and financial condition.

Environmental matters and costs can be significant.

As an owner, lessee or operator of oil and gas properties, we will be subject to various federal, state, provincial, tribal and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on us for the cost of pollution clean-up resulting from our operations in affected areas. Any future environmental costs of fulfilling our commitments to the environment are uncertain and will be governed by several factors, including future changes to regulatory requirements. There is no assurance that changes in or additions to public policy regarding the protection of the environment will not have a significant impact on our planned operations and profitability.

Insurance does not cover all risks.

Development, production and processing of oil, gas and NGLs can be hazardous and involve unforeseen occurrence including, but not limited to blowouts, cratering, fires and loss of well control. These occurrences can result in damage to or destruction of wells or production facilities, injury to persons, loss of life, or damage to property or the environment. We plan to maintain insurance against certain losses or liabilities in accordance with customary industry practices and in amounts that management believes to be prudent. However, insurance against all operational risks will not be available to us.

Because of the inherent dangers involved in oil and gas operations, there is a risk that we may incur liability or damages as we conduct our business operations, which could force us to expand a substantial amount of money in connection with litigation and/or settlements.

The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to us from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, we may be liable for environmental damages caused by previous owners of property purchased and/or leased by us. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for the purchase of properties and/or property interests, exploration, development or acquisitions or result in the loss of properties and/or force us to expend substantial monies in connection with litigation or settlements. As such, there can be no assurance that any insurance obtained by us in the future will be adequate to cover any losses or liabilities. We cannot predict the availability of insurance or the availability of insurance at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and operations. We may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations, which could lead to any investment in us becoming worthless.

10

Risks Relating To Our Securities

Shareholders may be diluted significantly through our efforts to obtain financing, satisfy obligations, and/or complete acquisitions through the issuance of additional shares of our common stock or other securities.

Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy the Company’s obligations. The non-cash consideration may consist of restricted shares of our common stock, convertible debt, or other securities.

We have signed an Investment Agreement with CPUS, for up to $10,000,000 through sales of our common stock. The Investment Agreement grants the investors the ability to buy a substantial number of shares of common stock in a series of private placement transactions at a price that is at a discount to the market price. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders.  We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations.  If we issue additional stock, investors' percentage interests in us will be diluted.  The result of this could reduce the value of current investors' stock.

Additionally, moving forward, we may attempt to conduct acquisitions and/or mergers of other entities or assets using our common stock or other securities as payment for such transactions. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock and preferred stock with various preferences and other rights. If such transactions occur, this may result in substantial dilution of the ownership interests of existing shareholders, and dilute the book value of the Company’s common stock.

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We are party to a Plan of Reorganization and Asset Purchase Agreement pursuant to which we paid significant consideration for the acquisition of certain oil and gas assets, which consideration caused substantial dilution to our existing shareholders and may cause dilution in the future.

Pursuant to the Plan of Reorganization and Asset Purchase Agreement, the Company agreed to acquire the assets of ONE Energy Capital Corp., ONE Energy International Corp. and their affiliated parties in aggregate consideration for 5,910,000 shares of the Company’s Series B Convertible Preferred stock. Under the Plan of Reorganization and Asset Purchase Agreement, these shares of Series B Convertible preferred stock convert into common shares of the Company having a total value of $5,910,000, based on the average trading price of the Company’s common stock on the five days prior to the date of conversion; votes on the basis of 1/100th of a common share; and, cannot be converted by the holders thereof if such conversion would result in the acquisition by such holder of more than 9.99% of the Company’s outstanding stock (the “Ownership Limitation”). 5,280,562 shares of the Series B Convertible stock have been converted into an aggregate of 296,720,314 shares of the common stock of the Company. At May 15, 2014, we had 629,438 shares of Series B Convertible Preferred Stock issued and outstanding which had not converted because of the Ownership Limitation. The shareholders receiving the convertible preferred stock described above also received warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock with an exercise price of $0.80 per share.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.  Therefore, our stockholders will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all.

Trading in our common stock on the Over-the Counter Pink Marketplace is limited and sporadic and fluctuates, making it difficult for our shareholders to sell their shares or liquidate their investments.

Our common stock is quoted on the Over-the-Counter Pink Marketplace (the “OTCPINK”) under the symbol “PEII”. We anticipate the market for our common stock on the OTCPINK to be subject to fluctuations in response to several factors, including, but not limited to:

(1)	actual or anticipated variations in our results of operations;
(2)	our ability to generate revenues;
(3)	conditions and trends in the market for oil and natural gas; and
(4)	future acquisitions we may make

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates, or government regulations may adversely affect the market price and liquidity of our common stock.

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We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934 (the “Exchange Act”), commonly referred to as the “penny stock rule.”  Section 15(g) sets forth certain requirements for transactions in penny stock, and Rule 15g-9(d) incorporates the definition of “penny stock” that is found in Rule 3a51-1 of the Exchange Act.  The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. We are subject to the SEC’s penny stock rules.

Since our common stock is deemed to be penny stock, trading in the shares of our common stock is subject to additional sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors.  “Accredited investors” are persons with assets in excess of $1,000,000 (excluding the value of such person’s primary residence) or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such security and must have the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt the rules require the delivery, prior to the first transaction of a risk disclosure document, prepared by the SEC, relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in an account and information to the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealer to trade and/or maintain a market in our common stock and may affect the ability of our stockholders to sell their shares of common stock.

There can be no assurance that our shares of common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock was exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

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State securities laws may limit secondary trading, which may restrict the state in which and conditions under which you can sell shares.

Secondary trading in our common stock may not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest, and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market.

We do not currently have an independent audit or compensation committee. As a result, our Directors have the ability to, among other things; determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to Director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, Directors and members of board committees required to provide for our effective management as a result of the Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of Directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

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Nevada law and our Articles of Incorporation authorize us to issue shares of stock, which shares may cause substantial dilution to our existing shareholders.

We have authorized capital stock consisting of 15,000,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As of May 22, 2014 , we had  4,509,919,265 shares of common stock outstanding, 1,000 shares of Series A Preferred Stock issued and outstanding, and 629,438 shares of Series B Convertible Preferred stock issued and outstanding. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, which if issued could cause substantial dilution to our then shareholders. Additionally, shares of preferred stock may be issued by our Board of Directors without shareholder approval with voting powers, and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of common stock currently outstanding. As a result, shares of preferred stock may be issued by our Board of Directors which cause the holders to have super majority voting power over our shares (similar to the Shares A Preferred Stock previously issued by the Board of Directors), provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock shareholders and/or have other rights and preferences greater than those of our common stock shareholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of common stock and preferred stock, which could cause substantial dilution to our existing shareholders. Additionally, the dilutive effect of any preferred stock, which we may issue may be exacerbated given the fact that such preferred stock may have super majority voting rights (similar to the Series A Preferred Stock already issued and outstanding) and/or other rights or preferences which could provide the preferred shareholders with voting control over us subsequent to this filing and/or give those holders the power to prevent or cause a change in control. As a result, the issuance of shares of common stock and/or preferred stock may cause the value of our securities to decrease and/or become worthless.

CPUS will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to CPUS pursuant to the Investment Agreement will be purchased at a 30% discount to the lowest closing price of our common stock during the ten (10) consecutive trading days immediately before CPUS receives our notice of sale.  CPUS has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If CPUS sells the shares, the price of our common stock could decrease.  If our stock price decreases, CPUS may have a further incentive to sell the shares of our common stock that it holds.  These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the Investment Agreement.

Pursuant to the Investment Agreement, when we deem it necessary, we may raise capital through the private sale of our common stock to CPUS at a price equal to a discount to the lowest closing price of the common stock for the ten (10) consecutive trading days before CPUS receives our notice of sale. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

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We are registering an aggregate of 1,350,000,000 shares of common stock to be issued under the Investment Agreement. The sales of such shares could depress the market price of our common stock.

We are registering an aggregate of 1,350,000,000 shares of common stock under the registration statement of which this prospectus is a part, pursuant to the Investment Agreement. Notwithstanding CPUS’s ownership limitation, the 1,350,000,000 shares would represent approximately 23.04% of our shares of common stock outstanding immediately after our exercise of the put right under the Investment Agreement. The sale of these shares into the public market by CPUS could depress the market price of our common stock.

We may not have access to the full amount available under the Investment Agreement.

Our ability to draw down funds and sell shares under the Investment Agreement requires that this resale registration statement be declared effective and continue to be effective.  This registration statement registers the resale of 1,350,000,000 shares issuable under the Investment Agreement, and our ability to sell any remaining shares issuable under the Investment Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of common stock to CPUS under the Investment Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Investment Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to CPUS. Accordingly, because our ability to draw down any amounts under the Investment Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $10,000,000 under the Investment Agreement.

Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Investment Agreement, and as such, CPUS may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

CPUS has agreed, subject to certain exceptions listed in the Investment Agreement, to refrain from holding an amount of shares which would result in CPUS or its affiliates owning more than 4.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent CPUS from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put.  In this way, CPUS could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received from any “drawdowns” tendered to CPUS under the Investment Agreement will be used for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

17

DILUTION

“Dilution” as used herein represents the difference between the offering price per share of shares offered hereby and the net tangible book value per share of the Company’s common stock after completion of the offering. Dilution in the offering is primarily due to the losses previously recognized by the Company.

At an assumed purchase price of $0.00028 (equal to 70% of the closing price of our common stock of $0.0004 on May 22 2014 ), and the issuance of 100% of the shares being registered, we will be required to issue an aggregate of 1,350,000,000 shares of common stock, with net proceeds of $378,000 pursuant to the Investment Agreement.

The following information is based upon the Company’s unaudited balance sheet as filed in the Company’s Form 10-Q on May 8, 2014, for the period ended March 31, 2014:

The net tangible book value of the Company at March 31, 2014 was $(2,166,791) or $(0.0013) per share. Net tangible book value represents the amount of total tangible assets less total liabilities. Assuming that 1,350,000,000 of the shares offered hereby were purchased by investors (a fact of which there can be no assurance) as of May 22, 2014, the then outstanding 5,859,919,265 shares of common stock, which would constitute all of the issued and outstanding equity capital of the Company, would have a net tangible book value $(1,788,791) (after deducting commissions and offering expenses) or approximately $(0.00031) per share.

Assuming a 50% decrease in the number of shares to be issued, based upon the purchase price of $0.00028 (equal to 70% of the closing price of our common stock of $0.0004 on May 22, 2014 ), we will be required to issue an aggregate of 675,000,000 shares of common stock, with net proceeds of $189,000 pursuant to the Investment Agreement.

Assuming a 75% decrease in the number of shares to be issued, based upon the purchase price of $0.00028 (equal to 70% of the closing price of our common stock of $0.0004 on May 22, 2014 ), we will be required to issue an aggregate of  337,500,000 shares of common stock,  with net proceeds of $94,500 pursuant to the Investment Agreement.

The dilution associated with the offering and each of the above scenarios is as follows:

		50%	75%
		Decrease	Decrease
		in Shares	in Shares
	Offering	Issued	Issued

Offering price	$0.00028	$0.00028	$0.00028
Net tangible book value before Offering (per share)	$(0.00133)	$(0.00133)	$(0.00133)
Net tangible book value after Offering (per share)	$(0.00031)	$(0.00038)	$(0.00040)
Dilution per share to investors	$0.00059	$0.00066	$0.00068
Dilution percentage to investors	209.02%	236.23%	242.75%

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for common stock

Our common stock began trading on December 27, 2012 on the Over-the-Counter Bulletin Board under the symbol PEII.OB. As of May 1, 2014 our stock was listed on the OTC Pink Marketplace due to the change in rules that requires a stock to have at least one bid price of $0.01 in a consecutive 30 day period.

The Company's common stock is considered a "penny stock" as defined in the Commission's rules promulgated under the Exchange Act. The Commission's rules regarding penny stocks impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally persons with net worth in excess of $1,000,000 (excluding their principal residence) or an annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Thus the Rules affect the ability of broker-dealers to sell the Company's shares should they wish to do so because of the adverse effect that the Rules have upon liquidity of penny stocks. Unless the transaction is exempt under the Rules, under the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, broker-dealers effecting customer transactions in penny stocks are required to provide their customers with (i) a risk disclosure document; (ii) disclosure of current bid and ask quotations if any; (iii) disclosure of the compensation of the broker-dealer and its sales personnel in the transaction; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account. As a result of the penny stock rules, the market liquidity for the Company's securities may be severely adversely affected by limiting the ability of broker-dealers to sell the Company's securities and the ability of purchasers of the securities to resell them.

The following table summarizes the high and low historical closing prices reported by the OTC Historical Data Service for the periods indicated. OTC quotations reflect inter-dealer prices, without retail mark-up, mark down or commissions, so those quotes may not represent actual transactions.

	Quarter
	First	Second	Third	Fourth

2012
High	n/a (1)	n/a (1)	n/a (1)	$0.1500
Low	n/a (1)	n/a (1)	n/a (1)	$0.1500
2013
High	$0.2450	$0.0960	$0.1000	$0.0290
Low	$0.1000	$0.0100	$0.0069	$0.0020
2014
High	$0.0073
Low	$0.0014

(1)	A trading market for our common stock did not exist prior to December 27, 2012.

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Holders

We had approximately 645 record holders of our common stock as of May 22, 2014, according to the books of our transfer agent. The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Description of our Capital Stock

We have authorized capital stock consisting of 15,000,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

Preferred stock

Shares of preferred stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors (“Board of Directors”) prior to the issuance of any shares thereof. preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

Series “A” Preferred Stock

The designation of 1,000 shares of the Company’s Series A Preferred Stock was approved by the Company’s Board of Directors on September 7, 2011 and a Certificate of Designation reflecting such Series A Preferred Stock was filed with the Secretary of State of Nevada on September 8, 2011. The Series A Preferred Stock provides the holder thereof, Floyd L. Smith, the right, voting separately as a class, to vote in aggregate 51% of our outstanding voting shares on any and all shareholder matters (the “Super Majority Voting Rights”).

Additionally, the Company shall not adopt any amendments to the Company's Bylaws, Articles of Incorporation, as amended, make any changes to the Certificate of Designations establishing the Series A Preferred Stock, or effect any reclassification of the Series A Preferred Stock, without the affirmative vote of at least 66-2/3% of the outstanding shares of Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to such Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock.

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Other than the Super Majority Voting Rights, our Series A Preferred Stock does not have any other dividend, liquidation, conversion, or redemption rights, whatsoever.

The 1,000 shares of Series A Preferred Stock were issued to Mr. Smith in connection with the entry into an Executive Employment Agreement.

The Series A Preferred Stock and the rights associated therewith, could act to prevent or delay a change in control.

Series “B” Preferred Stock

The Certificate of Designation designating 6,000,000 shares of the Company’s Series B Preferred Stock was filed with the Secretary of State of Nevada on February 17, 2012. 5,910,000 shares of the Company’s Series B Preferred Stock were issued pursuant to the Plan of Reorganization and Asset Purchase Agreement, described above. Through May 22, 2014, 5,280,562 shares of the Series B Convertible Preferred Stock converted into an aggregate of 296,720,314 shares of the common stock of the Company. At May 22, 2014, we had 629,438 shares of Series B Convertible Preferred Stock issued and outstanding which had not converted because of the 9.99% ownership limitation set forth in the Certificate of Designation (the “Ownership Limitation”). Each share of Series B Convertible Preferred Stock has a vote equal to -one-one-hundredth-for-one vote with the common stock share of the Company.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or
2.	our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Warrants, Options and Convertible Securities

Floyd L. Smith, the Company’s Chief Executive Officer, President and Director, was issued, as part of the Executive Employment Agreement, stock options to purchase 12,000,000 shares of the Company’s common stock at an exercise price of $0.0039 per share, which have a term of five years, expiring on August 31, 2016. As adjusted for the reverse stock split in December 2012, the outstanding option shares are 1,200,000 with an exercise price of $0.039 per share.

The shareholders receiving the Series B Convertible Preferred Stock pursuant to the Plan of Reorganization and Asset Purchase Agreement received warrants to purchase an aggregate of 10,000,000 shares of the Company’s common stock with an exercise price of $0.08 per share. As adjusted for the reverse stock split in December 2012, the outstanding warrant shares are 1,000,000 with an exercise price of $0.80 per share.

An investor was granted a common stock warrant at the time of issuance of a convertible note for 1,000,000 shares. The exercise price was $0.14 per share and the warrant expires on August 9, 2015. As adjusted for the reverse stock split in December 2012, the outstanding warrant shares are 100,000 and the exercise price is $1.40.

The Company has convertible notes with numerous financial institutions that have conversion prices at a discount from 42% to 70% based on different formulas using historical average prices to arrive at a base market price.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Plan of Operations

The Company initially acquired pipelines, equipment and oil and gas rights in Tulsa County, Oklahoma from Petron Special Corporation pursuant to the Petron Asset Purchase Agreement. The Company also acquired certain oil and gas properties in Knox County Texas owned by ONE Energy Capital Corp., ONE Energy International Corp. and their affiliated parties, pursuant to the Plan of Reorganization and Asset Purchase Agreement. We have also separately acquired rights to the Wagoner County Leases.

All existing leases which we acquired through the Petron Asset Purchase Agreement and the Plan of Reorganization and Asset Purchase Agreement will need to be reworked to reestablish production. Although there are several targets available within these existing wells, oil pay zones will be our primary focus considering the higher price point in the oil market currently. The second priority will be gas pay zones, primarily because of very soft price points in the gas market.

Our long-term plan is to grow the Company at an aggressive rate via three approaches, 1) lease acquisition and development, 2) industry level participation through current industry partners, and 3) acquisitions of small operators in Texas and Oklahoma.

22

Recent Developments

Investment Agreement

On December 13, 2013, we entered into the Investment Agreement with CPUS Investment Group, LLC pursuant to which CPUS agreed to purchase shares of our common stock for an aggregate purchase price of up to $10,000,000.

The Investment Agreement provides that we may, from time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, in our sole discretion, deliver a put notice to CPUS which states the dollar amount that we intend to sell to CPUS on a date specified in the put notice. The maximum investment amount per notice shall be no more than two hundred seventy five percent (275%) of the average daily volume of the common stock for the ten consecutive trading days immediately prior to date of the applicable put notice. The purchase price per share to be paid by CPUS shall be calculated at a thirty percent (30%) discount to the lowest closing price of the common stock as reported by Bloomberg, L.P. during the ten (10) consecutive trading days immediately prior to the receipt by CPUS of the drawdown notice. Additionally, the Company has paid CPUS a commitment fee equal to $12,500 in the form of shares of the Company’s common stock, at a purchase price equal to 50% discount to the price per share on the closing date of the Investment Agreement

We have reserved 1,400,000,000 shares of our common stock for issuance under the Investment Agreement. We previously received $119,120 and issued an aggregate of 300,000,000 shares of our common stock under the Investment Agreement.

We plan to use the proceeds from the sale of the common stock under the Investment Agreement for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

Debt Exchange Agreement

On April 3, 2014, the Company entered into a Master Exchange Agreement (the “Master Exchange Agreement”) with a certain investor (the “Institutional Investor) who is the holder of certain outstanding debt securities of the Company and certain options to purchase certain outstanding debt securities of the Company in the aggregate amount of $393,268 (collectively the “Debt Securities”) that the Institutional Investor acquired from TCA Global Credit Master Fund L.P. (“TCA”).

Pursuant to the Master Exchange Agreement and subject to its terms and conditions, the Institutional Investor has agreed to exchange the Debt Securities for shares of the Company’s common stock. The number of common stock shares issuable to the Institutional Investor upon exchange of the Debt Securities shall be determined by dividing the “Exchange Amount” (as defined in the Agreement) by the “Exchange Price” (as defined in the Agreement). The Institutional Investor has received 30,303,030 shares in exchange for the initial Exchange Amount of Debt Securities exchanged by the Institutional Investor pursuant to the Agreement and shall exchange the remaining Debt securities at its sole option from time to time. As of May 22, 2014 the Institutional Investor has received an additional 275,940,727 shares in subsequent debt exchanges.

Results of Operations

Results of Operations for the three month period ended March 31 2014 and 2013

A summary of operations for the first quarter of 2014 compared to the first quarter of 2013 follows:

	2014	2013

Revenues
Oil & Gas Sales	$78,326	$106,874

Costs and Expenses
Cost of Revenue	172,695	103,300
Depletion and Depreciation	81,310	49,980
Derivative Expense	1,333,973	82,300
General and Administrative	598,288	200,321
Interest	141,016	54,562
Total Expenses	2,327,282	490,463

Net Loss	$(2,248,956)	$(383,589)

The decrease in revenue of approximately $28,500 can be chiefly attributed to the fact that we have not had any production from Knox County, Texas in 2014. In the first quarter of 2013 we had revenue of $26,653 from Knox County. The production was stopped in Knox County in April of 2013 due to a requirement by the Texas Railroad Commission to plug certain wells. Due to capital constraints, this work was not completed until April of 2014. Production will resume as soon as we have the approval from the Texas Railroad Commission.

In May of 2013 we started recording fees related to a Consulting and Operating Agreement with Petron Energy, Inc. These fees are $25,000 per month and in 2014 they are recorded in cost of revenue. Since the fees started in May 2013, there are none recorded in the first quarter of 2013. The total of $75,000 is the chief reason for the increase in the cost of revenue of nearly $70,000.

Depletion and depreciation increased due to depreciation associated with a significant equipment purchase recorded after the first quarter of 2013.

In the first quarter of 2013 we started raising capital with convertible debt. The conversion terms of the convertible debt resulted in a beneficial conversion option to the lender. In accordance with GAAP we have expensed the beneficial conversion option. In the first quarter of 2014 we issued approximately $483,000 of debt with immediate convertibility as compared to none in the first quarter of 2013, although $154,500 of previously issued debt did become convertible in the first quarter of 2013. Conversions of debt were approximately $575,000 in the first quarter of 2014 and approximately $87,000 in the first quarter of 2013. The increase in the activity related to convertible debt is the reason for the increase in the derivative expense.

Significant items that contributed to the increase in the General and Administrative expenses for the first quarter of 2014 as compared to the first quarter of 2013 are:

	Approximate
Item	Increase	Description

Consultants	$ 60,000	This cost increase is related to more work in the area of Investor Relations
Director Fees	45,000	Director fees of $15,000 per month ($5,000 per director) started in August of 2013.
Payroll	40,000	Our Chief Financial Officer started in July 2013 so there is no similar cost in the first quarter 2013.
Financing Fees	50,000	Fees related to the various notes that were issued in the first quarter of 2014
Commissions	105,000	Investor Relations/Financing broker fee. See below.
Audit	60,000	We have recorded audit fees when billed. Last year most fees were billed in the second quarter
	$ 360,000

Subsequent to the end of the first quarter, we renegotiated an agreement with an individual who was working for the Company in the capacity of a financing broker and investor relations consultant. The renegotiated terms cover the time from January 2013 through April 2014. The relationship was discontinued as of the end of April. Since the full amount of the commitment was known at March 31, 2014 we decided to record the entire agreement as of the end of the first quarter.

Interest expense has increased due to the increase in the convertible debt, but also due to a line of credit agreement entered into with TCA Global Credit Master Fund, LP (“TCA”). This agreement was entered into in April of 2013. The initial draw was $450,000. The interest on this debt and the amortization of deferred loan fees are the chief reasons for the increase in the interest expense.

Results of Operations for the Years ended December 31, 2013 and 2012

The following is a comparative summary statement of operations for the years ended December 31, 2013 and 2012:

	2013	2012
Revenues
Oil & Gas Sales	$276,421	$326,343
Costs and Expenses:
Cost of Revenue	634,945	538,616
Depletion and Depreciation	261,244	186,014
Impairment Charge	48,000	6,046,000
Derivative Expense	1,691,313	—
General and Administrative	1,547,774	1,736,427
Interest	394,240	145,349
Total Expenses	4,577,516	8,652,406
Net Loss	$(4,301,095)	$(8,326,063)

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Revenue

The decrease in revenue in 2013 compared to 2012 was due to the net impact of the following events:

•	Due to a plugging requirement by the State of Texas, the Texas production was suspended until the plugging work was completed. This work was finished in 2014. The impact of this was a decrease in revenue in 2013 of approximately $31,000 compared to 2012.

•	Approximately $44,000 of revenue was recorded in 2012 that applied to 2011 production. This type of item did not occur in 2013. Due to questions concerning division of interests, the Company did not receive payment until April of 2012. This revenue was not recorded in 2011 due to the contingent nature of the amount.

•	In 2013 the Company brought a lease into production that did not produce in 2012. The revenue from the production on this lease was approximately $43,000.

•	Gas production was lower in 2013 due to well and pipeline repairs resulting in shutdowns. The revenue impact was a decrease of approximately $11,000.

Expenses

The Company began recording fees in costs of revenue, according to a Consulting and Operating Agreement with Petron Energy, Inc. in May of 2013. The increase in cost due to the fee of $25,000 per month offset reduced costs due to the lower production.

The increase in depletion and depreciation is related to the depreciation on approximately $996,047 of equipment purchased during 2013.

We recorded an impairment of $48,000 as a result of the ceiling test. In 2013 we started issuing convertible debt that included discounts from the market price for the common stock that is subject to issuance upon conversion. These agreements are the source of the derivative expense. The Company did not have these types of agreements in 2012.

Interest has increased due to the interest cost related to the TCA note that was executed in April 2013. In addition to the interest rate of the note, there is amortization of loan fees that have been recorded in interest expense.

Liquidity and Capital Resources

As of December 31, 2013, the current liabilities other than the derivative liability were $3,217,526 and the Company’s current assets were $24,447. Cash for the period ended December 31, 2013 was $105, compared to $17,089 on December 31, 2012.   Effective April 16, 2013, we entered into a Credit Agreement with TCA Global Master Fund, LP (“TCA”). Under the terms of a credit agreement the Company has pledged all of its oil and gas assets as collateral. The Company makes requests for drawdowns periodically and the lender, in its sole discretion, will approve the requests. The funds are to be used for operations and enhancing the oil and gas producing assets of the Company. The first draw, under terms of an 11% note payable due October 17, 2013 was received April 17, 2013 for $450,000. This debt was refinanced in April 2014. Other than stated herein, the Company does not have any current commitments for capital expenditures or any other commitments that would result in a change in cash flow or cash requirements for the next twelve months.

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We anticipate that our operations will be supported by funds raised through the sale of debt or equity in the Company in private placement offerings and through revenues generated from our oil and gas operations. We anticipate the need for a minimum of $2.5 million in additional funding to continue our operations for the next twelve months. Assuming we are successful in raising a minimum of $10.0 million subsequent to the date of this filing through the sale of debt or equity securities through private placements, we will use the proceeds to settle the Company’s accounts payable and to complete the reworking of six leases. In the event that we are unsuccessful raising additional funds subsequent to the date hereof, we will move forward with our business plan and plan of operations in a scaled down form until such time that we can raise additional funds.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Contractual Obligations

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Future Financings

We will continue to rely on equity sales of our common shares and debt proceeds in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, information from third party professionals, and various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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DESCRIPTION OF BUSINESS

Corporate History

The Company was incorporated in Nevada in June 2007 as a development stage company which planned to operate as a restaurant holding company, specializing in the development and expansion of proven independent restaurant concepts into multi-unit locations through corporate-owned stores, licensing, and franchising opportunities, funding permitting. In connection with our entry into and the closing of the Asset Purchase Agreement with Petron Energy Special Corp. (“Petron Special”), described below, we changed our business focus to oil and gas exploration and production and related operations and ceased undertaking any restaurant related operations.

Our mailing address is 17950 Preston Road, Suite 960, Dallas, Texas 75252, and our telephone number is (972) 272-8190.

Acquisition of Company by Petron Energy Special Corp.

On August 9, 2011, David Cho, the Company’s then Chief Executive Officer and Director and then 54.4% owner of the Company’s common stock (550,000,000 shares or 5,500,000 pre-forward split shares); Pete Wainscott, the Company’s then Director and then 34.6% owner of the Company’s common stock (350,000,000 shares or 3,500,000 pre-forward split shares); and David M. Loev the then 9.9% owner of the Company’s common stock (100,000,000 shares, or 1,000,000 pre-forward split shares) (collectively the “Selling Shareholders”) entered into a Stock Purchase Agreement with Petron Special. Pursuant to the Stock Purchase Agreement, the Selling Shareholders sold an aggregate of 1,000,000,000 shares (10,000,000 pre-forward split) shares of the Company’s restricted common stock to Petron Special in consideration for $232,750 (the “Purchase Price”); provided that a required term and condition of the closing of the Stock Purchase Agreement was that the Company had no liabilities at closing. As such, a portion of the Purchase Price was used to satisfy the Company’s outstanding liabilities. As a result of the Stock Purchase Agreement, Petron Special, and Mr. Floyd Smith (“Mr. Smith”) through his control of Petron Special, became the owner of 98.9% of the Company’s outstanding shares.

Further, on August 12, 2011, the Company entered into an Asset Purchase Agreement with Petron Special (“Petron Asset Purchase Agreement”). Under the Petron Asset Purchase Agreement, the Company agreed to purchase substantially all of Petron Special’s assets (which consist of various oil and gas interests, leases and working interests and equipment, collectively, the “Assets”) and in consideration for 60,000,000 shares of the Company’s restricted common stock (the “Company Shares”). The 60,000,000 common shares were later adjusted to 78,511,478. The 78,511,478 shares were exchanged for all the preferred and common shares outstanding of Petron Special. The Petron Asset Purchase Agreement also required Petron Special to indemnify the Company from any liability associated with the Assets for actions which took place prior to the closing and for the Company to indemnify Petron Special against any liability associated with the Assets due to actions which may take place after the closing. The Petron Asset Purchase Agreement also includes a “non-compete provision,” which prohibits Petron Special and Floyd L. Smith from competing against the Company for a period of twelve (12) months from the closing of the Petron Asset Purchase Agreement. Additionally, the Petron Asset Purchase Agreement required that the Company agree to commit a minimum of $5,000 and 2,000,000 shares (20,000 pre-forward split shares) of common stock per month to investor relations services following the closing; and allowed the Company to enter into employment agreements with certain employees of Petron Special (provided that no such employment agreements, other than the Executive Employment Agreement with Mr. Smith have been entered into or agreed to, to date).

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Assumption of Petron Special’s Agreement with ONE Energy Corp.

On August 8, 2011, Petron Special entered into an Asset Acquisition Agreement with ONE Energy Capital Corp., ONE Energy International Corp. and their affiliated parties (the “One Energy Asset Acquisition Agreement”). Pursuant to the One Energy Asset Acquisition Agreement, Petron Special agreed to acquire the assets of ONE Energy Capital Corp., ONE Energy International Corp. and their affiliated parties in aggregate consideration for shares of convertible preferred stock, contingent upon the mutual agreement of final closing agreements. The final closing agreements were consummated on February 9, 2012, as elaborated in greater detail below. Pursuant to the terms of the acquisition of the Company by Petron Special, the Company assumed Petron Special’s rights and obligations under the One Energy Asset Acquisition Agreement.

Plan of Reorganization and Asset Purchase Agreement with ONE Energy Corp. and Acquisition of Knox County Leases

On February 9, 2012, the Company entered into the “ Plan of Reorganization and Asset Purchase Agreement” with ONE Energy International Corp, (“OEI”) a Nevada Corporation, and its Affiliate Companies, which was intended to represent the final closing definitive agreement contemplated by the One Energy Asset Acquisition Agreement described above.  Under the terms of the Plan of Reorganization and Asset Purchase Agreement, the Company acquired all of the owned by assets of OEI and its affiliates in exchange for 5,910,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock were scheduled to convert into common stock shares of the Company having a total value of $5,910,000, based on the average trading price of the Company’s common stock on the five trading days prior to the Conversion Date, which was on January 7, 2013. The Series B Preferred Stock vote one-for-one with the common stock shares of the Company and cannot be converted by the holders thereof if such conversion would result in the acquisition by such holder of more than 9.99% of the Company’s issued and outstanding common stock. The shareholders receiving the Series B Preferred Stock described also received warrants to purchase an aggregate of 10,000,000 shares (pre-reverse split) of the Company’s common stock with an exercise price of $0.08 per share.

Pursuant to the Plan of Reorganization and Asset Purchase Agreement, the Company received interests in the Knox County Leases in the State of Texas, which are described in greater detail under “Projects”.

Acquisition of Wagoner County Leases

On September 28, 2011, the Company entered into two Oil and Gas Leases and obtained rights to conduct oil and gas exploration and production activities on an aggregate of 320 acres (160 acres pursuant to each lease) located in Wagoner County, Oklahoma (the “Wagoner County Leases”). Pursuant to the lease agreements, we agreed to pay the lessees under each of the leases total consideration for such lease rights consisting of $10 at the time of the entry into the agreements and (a) 3/16 th of all oil produced from the leased property; (b) 3/16th of all gas of whatever nature or kind produced or sold from the leased property; (c) 3/16th of the gross proceeds, from the mouth of the well, of any gas produced from any oil well and used to manufacture gasoline; and (d) certain other nominal fees, during the period any well is shut-in. The terms of these leases vary but they all remain in effect after the initial term as long as there is oil or gas production.

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Change in Control

As a result of the Stock Purchase Agreement described above, Petron Special, and as a result of his control of Petron Special, Floyd L. Smith, obtained majority voting control over the Company.  Furthermore, in connection with the Company’s entry into the Executive Employment Agreement with Mr. Smith, Mr. Smith obtained rights to shares of the Company’s Series A Preferred Stock, which allows him to vote 51% of our outstanding common stock on any and all shareholder matters (including the appointment of Directors), thereby providing him continuing voting control over the Company, pursuant only to the terms and conditions of the Certificate of Designation of the Company’s Series A Preferred Stock.

Amendment to Articles of Incorporation

On September 7, 2011, the Company’s Board of Directors and then majority shareholder, Petron Special (which held approximately 98.9% of the Company’s outstanding shares of common stock and is controlled by Mr. Smith), approved the filing of a Certificate of Amendment (the “Amendment”) to the Company’s Articles of Incorporation to affect (i) a name change of the Company to “Petron Energy II, Inc.”; (ii) a forward stock split of the Company’s outstanding common stock in a ratio of 100:1; and (iii) an increase in the Company’s authorized shares of stock to 1,000,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share; each effective as of October 15, 2011.

The Amendment was filed with the Secretary of State of Nevada on September 9, 2011 and the Amendment was made effective with FINRA at the open of business on October 17, 2011. As a result of the Amendment, the Company’s trading symbol on the Over-The-Counter Bulletin Board changed to “RCNCD”, and the Company’s common stock traded under that symbol until November 29, 2011, at which time the Company’s symbol on the Over-The-Counter Bulletin Board changed to “PEII” in connection with the name change affected by the Amendment. The effects of the Forward Split have been retroactively reflected throughout this Report.

On June 28, 2013, the Company filed an Amended Certificate of Designation (with the Nevada Secretary of State revising the terms of the class of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”). The Amended Certificate of Designation was approved by the holders of 100% of the issued and outstanding shares of the Series B Preferred Stock on June 27, 2013. The original Certificate of Designation (the “Original Designation”) of the Series B Preferred Stock was filed with the Commission on Form 8-K on February 17, 2012 and is incorporated herein by reference. The Amended Certificate of Designation revised the terms pursuant to which shares of the Company’s Series B Preferred Stock are converted into shares of the Company’s Common stock. Under the Original Designation, shares of the Company’s Series B Preferred Stock were converted into shares of the Company’s Common stock based on a fixed Conversion Price determined in accordance with the terms of the Original Designation. Under the Amended Designation, shares of the Company’s Series B Preferred Stock are converted into shares of the Company’s Common stock based on a Conversion Price that shall be determined at the time of each Conversion, in accordance with the terms of the Original Designation.

 On December 5, 2013, the company filed a Certificate of Amendment (the “Second Amendment”) to the Company’s Articles of  Incorporation to increase the number of authorized shares of the Company’s common stock from 1,000,000,000 to 2,989,999,999. The Company filed a Certificate of Amendment (the “Third Amendment”) to the Company’s Articles of Incorporation on February 4, 2014 to increase the number of authorized shares of the Company’s common stock from 2,989,999,999 to 6,000,000,000 and on February 27, 2014 the Company filed a Certificate of Amendment (the “Fourth Amendment”) to increase the number of authorized shares of the Company’s common stock from 6,000,000,000 to 15,000,000,000. On March 27, 2014 the Company filed a Certificate of Amendment (the “Fifth Amendment”) to change the par value of its common stock from $0.001 per share to $0.0001 per share. As of the date of this registration statement, we have authorized capital stock consisting of 15,000,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share.

Reverse Split

On December 27, 2012, the Company effectuated a reverse split (the “Reverse Split”) of its issued common shares whereby every ten (10) pre-split shares of common stock were exchanged for one (1) post-split share of the Company's common stock.  As a result, the total issued shares of common stock of the Company decreased from One Hundred Twenty Million Two Hundred Thirty Thousand Six Hundred and Eighty Eight (120,230,688) shares prior to the Reverse Split to Twelve Million Twenty Three Thousand and Sixty Nine (12,023,069) shares following the Reverse Split.  FINRA confirmed approval of the Reverse Split on December 20, 2012 and the Reverse Split became effective on December 27, 2012.

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Business Operations

The Company is engaged primarily in the acquisition, development, production, and the sale of oil, gas and gas liquids in the United States. As of December 31, 2013 , the Company is operating in the states of Texas and Oklahoma. In addition, the Company operates two gas gathering systems located in the Tulsa, Wagoner, Rogers and Mayes counties of Oklahoma. The pipeline consists of approximately 132 miles of steel and poly pipe, a gas processing plant and other ancillary equipment. The Company sells its oil and gas products primarily to a domestic pipeline and to other oil companies.

We plan to concentrate our development efforts in Texas and Oklahoma. The Petron Asset Purchase Agreement relates to our acquisition from Petron Special of approximately 1,500 leased acres (20 leases), on which the individual leases will need to be reworked in an effort to attempt to re-establish commercial production (collectively the “Leases”). We estimate the costs of reworking these leases at approximately $400,000 per and estimate that it will take approximately two months to rework each lease, funding permitting. We also assumed the One Energy Asset Acquisition Agreement, described above located in Texas that includes an additional 2,800 leased acres.

Our operations are focused in the United States (Texas and Oklahoma) because we believe focusing our operations in the United States offers us the following advantages:

•Low risk opportunities;

•Growth opportunities;

•Upside profit potential in connection with oil and unconventional gas reserves; and

•Availability of technological improvements which may increase oil and gas reserves.

Our target development market is the Woodford Shale in Oklahoma and the Tannehill Sand in North Texas which we believe each offer a high success rate with respect to developing producing wells and long term cash flow. The properties we acquired through the Petron Asset Purchase Agreement and the rights we acquired in connection with the Knox County TX, Tulsa and Wagoner County OK Leases are all located in the areas described in the Woodford Shale in Oklahoma and the Tannehill Sand in North Texas.The Woodford Shale, also known as the Devonian Woodford Shale is located in south and north eastern Oklahoma. The largest gas producer in the Woodford Shale is Newfield Exploration; other operators include Devon Energy, Chesapeake Energy, Cimarex Energy and Antero Resources.

The Tannehill Sand field is located in Knox County in north central Texas.

The production life from new and existing wells in each area typically has a life expectancy of 10 - 25 years. TheWoodford Shale is primarily a natural gas trend; however some wells provide oil production along with gas production. In addition to the Woodford Shale, there are 4 separate pay zones (the Tyner, Misner, Burgen and Dutcher) which are oil pay zones, while the Tannehill pay zone in Knox County, Texas is primarily an oil pay zone.

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Subsequent to the closing of the One Energy Asset Acquisition Agreement, we acquired additional interests which have a long-term history of successful production and display characteristics of being an under developed asset. We currently own 20 oil and gas leases. By applying new technologies, we hope to exploit and produce more natural gas and oil from these assets. Additionally, the Company plans to engage primarily in the development of oil and gas leases in Oklahoma and North Texas over the next two years through one or more of the following activities: (i) acquisition of oil and gas leases (similar to the Wagoner County Leases); (ii) contract drilling on leases owned by the Company through investment partnerships and banking relationships sponsored by the Company; (iii) acquisition or oil and gas producing properties; and (iv) acquisition of oil and gas companies having properties (producing and non-producing). We estimate that the completion of secondary recovery projects will cost between $250,000 and $400,000 per lease.

We also plan to operate the natural gas pipeline which we acquired as part of the Petron Asset Purchase Agreement and undertake workover activities on oil and natural gas wells acquired in the acquisition.

Our currently planned workover activities include “water/CO2 gas flood” and “fracking,” as elaborated below.

Water/CO2 gas flood

In primary natural resource recovery, the initial approach to produce oil is generally via natural reservoir pressure or simple mechanical pumps used to raise oil to the surface. Most oil wells today have to be pumped. Primary oil recovery can only produce a small fraction of the oil in a reservoir. The need for secondary oil recovery methods arise from this fact. Water flooding can be both effective and economical.

Secondary recovery of remaining oil from a proven reservoir can be obtained by injecting water/CO2 gas (‘water/CO2 gas flooding’), to maintain reservoir pressure and push oil out of the rock. Prolonged oil production can be achieved effectively once the primary production has tapered off. This is called secondary recovery.

A well planned oil field can go a long way toward the reliability and overall cost effectiveness of a water/CO2 gas flooding project. One method uses centrally located wells that, once primary and secondary production declines, will be used as injection wells.

These injection wells use water/CO2 to force the remaining oil reserves toward the extremities of the oil field. Increasing the viscosity of the water allows for drillers to gain ‘control’ over where the water flows. This allows for the introduction of water/CO2 gas into areas of the reservoir in which it naturally wouldn’t flow. By forcing water/CO2 gas into the crevices around an oil reserve, oil can be ‘moved’ toward the production zone. Such techniques can raise production on these outer wells to near initial production numbers as well as allow for the recovery of up to 20% of the remaining reserves.

Oil reservoirs suitable for secondary recovery projects have produced for several years. It takes time to inject sufficient water/CO2 gas to fill enough of the void spaces to begin to move the oil.

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Hydraulic Fracturing ("Fracking")

When sandstone rocks contain oil or gas in commercial quantities, recovery can be vastly improved by a process called fracturing (“fracking”) which is used to increase permeability to its optimum level. Basically, to fracture a formation, a fracturing service company pumps a specifically blended fluid down the well and into the formation under great pressure. Pumping continues until the formation literally cracks open. Meanwhile, a special type of frack sand is mixed into the fracturing fluid. These materials are called proppants. The proppant enters the fractures in the formation and when pumping is stopped and the pressure is allowed to dissipate, the proppant remains in the fractures. Since the fractures try to close back together after the pressure on the well is released, the proppant is needed to hold or prop the fractures open. These propped-open fractures provide passages for oil or gas to flow into the well.

In addition to new technology and fracking mixtures, a myriad of other technologies can be applied to produce increased production results. We plan to constantly track different well completion strategies and production results to generate an approach that will yield:

• Higher initial flow rates;

• Slower decline rates; and

• Improved recoverability.

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PROJECTS

Our three leased properties can be identified on the below map and consist of two leases in Oklahoma, the Tulsa County leases and the Wagoner County Leases. In Texas, the Company operates the Knox County leases. All of these leases are described in more detail below.

Tulsa Leases

The Company’s interest in Tulsa County consists of three leases that encompass 280 acres. The Company has a 75% working interest and a 60.0% net revenue interest. The production from these leases consists of 100% oil.

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Wagoner County Leases

The Wagoner County leases consist of 820 acres with 9 individual leases. The Company has a 75% working interest in the leases and a 60.9% net revenue interest. The production from these leases consists of 55% oil. These leases have recompletion opportunities for water and natural gas injection.

Knox County Leases

The Company has a 100% working interest in the Knox County leases and an 81.25% net revenue interest. The leases include 2,315 acres (as depicted below) and an additional option on 500 acres. There are 8 leases in this group. The production from these leases consists of 100% oil. There are recompletion opportunities for water and natural gas injection.

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Market Information

Of the natural gas consumed in the United States in 2011, about 95% was produced domestically; thus, the supply of natural gas is not as dependent on foreign producers as is the supply of crude oil, and the delivery system is less subject to interruption. The availability of large quantities of shale gas should enable the United States to consume a predominantly domestic supply of gas for many years and produce more natural gas than it consumes.

The U.S. Energy Information Administration's Annual Energy Outlook 2013 Early Release projects U.S. natural gas production to increase from 23.0 trillion cubic feet in 2011 to 33.1 trillion cubic feet in 2040, a 44% increase. Almost all of this increase in domestic natural gas production is due to projected growth in shale gas production, which grows from 7.8 trillion cubic feet in 2011 to 16.7 trillion cubic feet in 2040.

An analysis in the Annual Energy Outlook 2012 indicates that the uncertainty in the size and economics of the domestic shale gas resources could have a considerable impact on future domestic natural gas production and that 2035 shale gas production could be between 9.7 trillion cubic feet and 20.5 trillion cubic feet. U.S. total natural gas production is projected to range between 26.1 trillion cubic feet and 34.1 trillion cubic feet.

Dependence on One or a Few Major Customers

The nature of the oil and natural gas industry is not based on individual customers. Crude oil and natural gas products are sold to local and international brokers as well as to refineries.

Competition

The oil and gas industry is intensely competitive. This is particularly true in the competition for acquisitions of prospective oil and natural gas properties and oil and gas reserves. We believe that the combination of: (i) the location of the leasehold acreage in our Tulsa and Wagoner County Oklahoma Leases and in Knox County Texas Leases; (ii) our, drilling and production expertise; and (iii) the experience and knowledge of our management and industry partners will enable us to compete effectively in the oil and gas industry. Notwithstanding the above, we will still face stiff competition from a substantial number of major and independent oil and gas companies that have larger technical staffs and greater financial and operational resources than we do. Many of these companies not only engage in the acquisition, exploration, development, and production of oil and natural gas reserves, but also have refining operations, market refined products, and own drilling rigs. We will also compete with other oil and natural gas companies in attempting to secure drilling rigs and other equipment necessary for the drilling and completion of wells.

Regulatory Matters and Government Regulation

Regulation of Oil and Gas Production, Sales and Transportation

The oil and gas industry is subject to regulation by numerous national, state and local governmental agencies and departments. Compliance with these regulations is often difficult and costly and noncompliance could result in substantial penalties and risks. Most jurisdictions in which we operate and plan to operate also have statutes, rules, regulations or guidelines governing the conservation of natural resources, including the unitization or pooling of oil and gas properties and the establishment of maximum rates of production from oil and gas wells. Some jurisdictions also require the filing of drilling and operating permits, bonds and reports. The failure to comply with these statutes, rules and regulations could result in the imposition of fines and penalties and the suspension or cessation of operations in affected areas.

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We intend to operate various gathering systems. The United States Department of Transportation and certain governmental agencies regulate the safety and operating aspects of the transportation and storage activities of these facilities by prescribing standards. However, based on current standards concerning transportation and storage activities and any proposed or contemplated standards, we believe that the impact of such standards is not material to our operations, capital expenditures or financial position.

Regulatory Matters /Environmental Regulation

Various federal, state and local laws and regulations relating to the protection of the environment, including the discharge of materials into the environment, may affect our planned exploration, development and production operations and the costs of those operations. These laws and regulations, among other things, govern the amounts and types of substances that may be released into the environment, the issuance of permits to conduct exploration, drilling and production operations, the handling, discharge and disposition of waste materials, the reclamation and abandonment of wells, sites and facilities, financial assurance under the Oil Pollution Act of 1990 and the remediation of contaminated sites. These laws and regulations may impose substantial liabilities for noncompliance and for any contamination resulting from our planned operations and may require the suspension or cessation of operations in affected areas.

The environmental laws and regulations applicable to us and our planned operations include, among others, the following United States federal laws and regulations:

•	Clean Air Act, and its amendments, which governs air emissions;

•	Clean Water Act, which governs discharges of pollutants into waters of the United States;

•	Comprehensive Environmental Response, Compensation and Liability Act, which imposes strict liability where releases of hazardous substances have occurred or are threatened to occur (commonly known as “Superfund”);

•	Resource Conservation and Recovery Act, which governs the management of solid waste;

•	Oil Pollution Act of 1990, which imposes liabilities resulting from discharges of oil into navigable waters of the United States;

•	Emergency Planning and Community Right-to-Know Act, which requires reporting of toxic chemical inventories;

•	Safe Drinking Water Act, which governs underground injection and disposal activities; and

•	U.S. Department of Interior regulations, which impose liability for pollution cleanup and damages.

We plan to routinely obtain permits for facilities and operations in accordance with these applicable laws and regulations on an ongoing basis as required by applicable laws.

Employees

The Company currently has 4 employees, including Floyd L. Smith, its Chief Executive Officer, President, Treasurer and Director, and Bob Currier, our Chief Financial Officer.

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Intellectual Property

The Company does not currently hold any intellectual property, patent rights, trademarks or copyrights. The Company does however maintain a website at www.petronenergy.net. The information on, or that may be accessed through, our website is not incorporated by reference into this filing and should not be considered a part of this filing.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the name, age and position of our Directors and executive officer. There are no other persons who can be classified as a promoter or controlling person of us. Our executive officer and Directors are as follows:

Name	Age	Position
Floyd L. Smith	52	Chief Executive Officer, President, Secretary, Treasurer and Director
Bob Currier	63	Chief Financial Officer
David Knepper	59	Director
Judson F. Hoover	54	Director

Floyd L. Smith, 52, Chief Executive Officer, President, Secretary, Treasurer and Director

Mr. Smith has served as the President of Petron Energy II, Inc. and its predecessor, Petron Special Energy Corp., an oil and gas exploration company since October 1998. Since May 2004, Mr. Smith has served as President of Petron Properties, LLP, a real estate company. From January 2004 to August 2008, Mr. Smith served as the President and owner of Murray Mortgage. From July 1992 to April 1998, Mr. Smith served as a broker at Grand Energy, Inc., working in sales. From August 1984 to July 1992, Mr. Smith served as the Manager of a Wal-Mart in Garland, Texas. Mr. Smith obtained his Bachelor’s Degree from Harding University, in Searcy, Arkansas in Business Administration in 1984.

Mr. Smith has deep knowledge of the Company’s history, strategies, technologies and culture. Having led Petron Special as Chief Executive Officer and as a Director since 2007, Mr. Smith has been the driving force behind the strategies and operations of Petron Special. His leadership of diverse business units and functions before becoming Chief Executive Officer gives Mr. Smith insight into the marketing, finance, and operations aspects of the Company.

David Knepper, 59, Director

Mr. Knepper has held multiple positions in the oil and gas industry over the course of the last 36 years. Mr. Knepper has served as President of Dogwood Operating Company, Inc., since July 2011. From June 2009 to June 2011, Mr. Knepper served as a Manager and as reorganization officer of MSB Energy. From May 2006 to May 2009, Mr. Knepper served as the Vice President of Engineering of Striker Petroleum. From June 2002 to May 2006, Mr. Knepper served as a private consultant to various oil and gas clients. From February 2000 to June 2002, Mr. Knepper served as a Manager – Special Projects, at Tribo Companies. From October 1993 to February 2000, Mr. Knepper served as Executive Director of Probe Resources. From August 1991 to October 1993, Mr. Knepper served as a Consultant to STZ Petroleum. From February 1990 to August 1991, Mr. Knepper served as Vice President of Acquisitions of DKM Resources. From August 1984 to December 1989, Mr. Knepper served as Manager of Acquisitions of Transco Exploration. From September 1982 to July 1984, Mr. Knepper served as Vice President of Engineering of L&A Energy. From May 1979 to September 1982, Mr. Knepper served as Acquisition Manager for Damson Oil. From May 1975 to May 1979, Mr. Knepper served as Production Engineer, Reservoir Engineer and the chairman of multiple committees at Amoco Production.

Mr. Knepper obtained his Bachelor’s Degree from Texas A&M University in 1975. Mr. Knepper is a member of the Society of Petroleum Engineers, the Texas Society of Professional Engineers and the Student Engineers Council – Texas A&M University.

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Mr. Knepper has had a long and successful career in the oil and gas industry. He has significant experience in the operations of public and private companies. As evidenced by his broad network of resources developed over many years of involvement in the energy industry. Mr. Knepper understands how to locate, evaluate and negotiate oil and gas properties. Mr. Knepper’s depth of experience and expansive network as a board member makes him a significant asset to the Company.

Our Directors and any additional Directors we may appoint in the future are elected annually and will hold office until our next annual meeting of the shareholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining Directors.

Mr. Bob Currier, 63, Chief Financial Officer

Mr. Currier has a CPA certificate and has over 35 years of experience both in the public accounting and corporate sectors. Since 1987, Mr. Currier has been involved with entrepreneurial ventures in industries ranging from medical to real estate to oil and gas. With these companies, he has been responsible for developing financial reporting systems, helping raise capital, implementing internal controls and budget preparation. His experience has included both public and private entrepreneurial companies. He has also worked on SEC reporting engagements on a contract basis.

Mr. Currier started his professional career in 1971 with the audit staff at Ernst & Ernst in Kansas City. After six years, he transferred to the Paris, France office where he spent six years working on the audit of the French national oil company (Elf Aquitaine) and U. S. companies such as Eli Lilly and Harris Corporation. On the French national oil company audit, he was responsible for the exploration and production subsidiaries, the consolidation and joint venture audits. From Paris, he moved to the Dallas office and transitioned from oil and gas auditing to entrepreneurial services and was named the Vice Chairman of the entrepreneurial services group. Mr. Currier’s experience with the entrepreneurial services group included working with business plans and financial projections for various start-up companies.

Mr. Judson F. Hoover, 54, Director

Judson Rick F. Hoover received his Bachelor of Science degree from Regis University in 1986. Shortly after graduation, he received his Certificate of Public Accounting in the State of Colorado. He has extensive experience in financial matters, mergers, acquisitions, restructuring, public company compliance, oil and gas operations, and real estate. From December 2004 to March 2007, Mr. Hoover served as CFO for Ness Energy International, a publicly traded oil and gas company with operations in Texas and Israel. From June 2007 to June 2009, he served as Controller for Union Drilling, Inc., a publicly traded oil services company. From 1997 to 2004 and from 2007 through 2010, Mr. Hoover provided consulting services relating to various aspects of international and national publicly held energy companies. From March 31, 2011 to September 28, 2012, Mr. Hoover had served as the Chief Financial Officer of Sun River Energy, Inc. With over 20 years of national and international experience in executive management, of which 10 years were in oil and gas and 22 years were served on behalf of publicly traded companies.

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Family Relationships

There are no family relationships among our Directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•          been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•          had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time with the exception of Bob Currier who was the Chief Financial Officer of a non-public mortgage company that declared bankruptcy in May of 2011;

•          been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•          been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•          been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•          been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any

•          registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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Independence of Directors

For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). The OTCPINKon which shares of common stock are quoted does not have any director independence requirements. The NASDAQ definition of “Independent Director” means a person other than an Executive Officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

According to the NASDAQ definition, Floyd Smith is not an independent director because he is also an executive officer of the Company. According to the NASDAQ definition, David Knepper and Judson Hoover are independent directors.

Committees of the Board

Our Company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the Board of Directors.

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President and Director, at the address appearing on the first page of this filing.

Risk Oversight

Effective risk oversight is an important priority of the Board of Directors. Because risks are considered in virtually every business decision, the Board of Directors discusses risk throughout the year generally or in connection with specific proposed actions. The Board of Directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight among the full Board of Directors, and fostering an appropriate culture of integrity and compliance with legal responsibilities.

Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors reviews the Company's internal accounting controls, practices and policies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common stock to file reports of ownership and change in ownership with the Securities and Exchange Commission and the exchange on which the common stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish us with copies of all Section 16(a) reports filed. Based solely on our review of copies of the Section 16(a) reports filed for the fiscal year ended December 31, 2013, we believe that our executive officers, directors and ten percent stockholders complied with all reporting requirements applicable to them.

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EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by the Company for the fiscal years of 2013 and 2012.

Summary Executive Compensation Table:

Name and principal position	Year ended December 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Floyd L. Smith (1) CEO, CFO President, Secretary, Treasurer and Director	2013	$200,000	—	—	—	—	—	—	$200,000
	2012	$200,000	—	—	—	—	—	—	$200,000

Bob Currier, CEO (2)	2013	$79,750	—	—	$11,400	—	—	—	$91,150
	2012	—	—	—	—	—	—	—	—

The table above does not include prerequisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation. There have been no changes in the Company’s compensation policy since the end of the Company’s last fiscal year, December 31, 2013.

(1) Mr. Smith was appointed as the Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director on August 10, 2011.

(2) Bob Currier was appointed as the Company’s Chief Financial Officer on July 15, 2013.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares awarded (#)
Floyd L. Smith	1,200,000	-	-	$0.039	August 31, 2016	-
Bob Currier	807,760	-	-	$0.0125	June 1, 2016	-
David Knepper	-	-	-	-	n/a	2,136,662
Judson F. Hoover	-	-	-	-	n/a	2,136,662

Compensation Discussion and Analysis

Director Compensation

As of August 2013, each member of the Board of Directors receives $5,000 per month in fees paid by the issuance of our common stock as consideration for their services as members of the Board of Directors. The Board of Directors reserves the right in the future change the consideration awarded to the members of the Board of Directors for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

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Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors also reserves the right to pay our executives a salary, and/or issue them shares of common stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives which is intended to align the performance of our executives with our long-term business strategies. Additionally, the Board of Directors reserves the right to grant stock options in the future (similar to those options granted to Mr. Smith in August 2011), if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award certain executives with long-term, stock-based compensation in the future, in the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award, other than the stock options previously granted to Mr. Smith, as described above.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 22, 2014 , the number and percentage of outstanding shares of our common stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; and (b) all current directors and executive officers, as a group, and includes the 1,000 shares of Series A Preferred Stock and Super Majority Voting Rights associated with such Series A Preferred Stock which the Company agreed to issue to Mr. Smith pursuant to the Employment Agreement.

As of May 22, 2014, there were 4,509,919,265 shares of common stock issued and outstanding, 1,000 shares of Series A Preferred Stock issued and outstanding and 629,438 shares of Series B Preferred Stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

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To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Percentage	Preferred
		of	Stock Voting
	Common	Common	Rights	Total Voting
	Stock	Stock	(Represented	Shares	Total
Name and Address of	Beneficially	Beneficially	in Voting	Beneficially	Voting
Beneficial Owner (1)	Owned	Owned	Shares) (2)	Owned (3)	Percentage (4)

Floyd L. Smith CEO, President,
Secretary, Treasurer and Director	114,763,012	3.4%	4,694,004,153	4,808,767,165	52.2%
David Knepper, Director	14,088,459	0.4%	-	14,088,459	0.2%
Juson Hoover, Director	14,088,459	0.4%	-	14,088,459	0.2%
Bob Currier, CFO	-	0.0%	-	-	0.0%
All Officers and Directors as
a Group (4 persons)	142,939,930	4.2%	4,694,004,153	4,836,944,083	52.6%

(1)  The address for each officer and Director of the Company, unless otherwise stated, is the Company’s principal address, 17950 Preston Road, Suite 960, Dallas, Texas 75252.

(2)  The Series A Preferred Stock is not entitled to any dividends, liquidation preference, conversion rights, or redemption rights.  The Series A Preferred Stock does however have the right, voting as a separate class, at any annual or special meeting of shareholders to vote in aggregate 51% of our outstanding voting shares on any and all shareholder matters (the “Super Majority Voting Rights”).

(3) Not including any options, warrants or non-voting securities held by the named shareholders above.

(4) Based on an aggregate of 9,203,929,713 outstanding voting shares, calculated based on 4,509,919,265 shares of common stock issued and outstanding, 6,294 voting shares attributable to the Series B Preferred Stock, and 4,694,004,154 voting shares attributable to the Series A Preferred Stock.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Petron Energy, Inc. is a company controlled by the Company’s majority shareholder. In 2013 and 2012, the Company paid Petron Energy, Inc. $225,000 and $61,163, respectively. These amounts have been reflected in the accompanying consolidated financial statements as charges from a related party and are included in lease operating expenses for the respective years. The Company has recorded $11,481 and $32,014 in revenue and $11,493 and $36,573 in lease operating expenses (including production taxes) for 2013 and 2012, respectively, representing the operations of wells operated by Petron Energy, Inc. in which the Company has a working interest.

Effective August 31, 2012, the Company entered into an Executive Employment Agreement with Floyd L. Smith.  Pursuant to the employment agreement, Mr. Smith agreed to serve as President and Chief Executive Officer of the Company for a term of five years, renewable thereafter for additional one year periods if not terminated by either party. The employment agreement provides for Mr. Smith to receive a salary of $200,000 per year; reimbursement for reasonable business expenses; the ability to earn a yearly bonus in the sole discretion of the Board of Directors of the Company; co-investment rights, providing Mr. Smith the right to participate in the amount of up to 20% of any acquisition, transaction or funding undertaken by the Company during the term of the employment agreement; stock options, as adjusted for the reverse stock split to purchase 1,200,000 shares of the Company’s common stock at an exercise price of $0.039 per share, with cashless exercise rights and a five year term, which vested immediately upon the parties’ entry into the employment agreement; and 1,000 shares of Series A Preferred Stock which give Mr. Smith Super Majority Voting Rights.

The employment agreement includes a non-competition provision, prohibiting Mr. Smith from competing against the Company in Texas, Louisiana, Oklahoma or New Mexico for a term of 12 months following the termination of the employment agreement.

The employment agreement can be terminated by the Company for cause (as defined in the agreement), without cause, or by Mr. Smith for good reason (as defined in the agreement) or without good reason. If the employment agreement is terminated due to Mr. Smith’s death, disability, with cause by the Company or without good reason by Mr. Smith, he is due the consideration earned by him up until the date of termination of the agreement. If the employment agreement is terminated by the Company without cause or by Mr. Smith for good reason, Mr. Smith is due the consideration earned by him up until the date of termination, plus the lesser of six months of salary due to Mr. Smith under the employment agreement and the remaining amount of consideration due pursuant to the terms of the employment agreement in a lump sum.

Mr. Smith also agreed to assign the Company rights to any intellectual property and inventions which he creates or conceives during the term of the employment agreement relating to the Company’s business pursuant to the employment agreement.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, Directors and significant stockholders. However, all of the transactions described above were approved and ratified by our Board of Directors. In connection with the approval of the transactions described above, our Board of Directors, took into account several factors, including their fiduciary duties to the Company; the relationships of the related parties described above to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; whether comparable products or services were available; and the terms the Company could receive from an unrelated third party.

We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Board of Directors will continue to approve any related party transaction based on the criteria set forth above.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements on accounting and financial disclosures from the inception of our company through the date of this registration statement.

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SELLING STOCKHOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of March 14, 2014, there are 1,368,493,108 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the selling stockholder,
•	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,
•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and
•	the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Number of
Shares of
	Shares of	Maximum	Common
	Common Stock	Number of	Stock
	Beneficially	Shares of	Beneficially	Percent
	Owned prior to	Common Stock	Owned after	Ownership
Name	Offering (1)	to be Offered	Offering	after Offering

CP US Income Group, LLC	—	1,350,000,000	—	23.04%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

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PLAN OF DISTRIBUTION

Pursuant to the terms of the Investment Agreement, CPUS committed to purchase up to $10,000,000 of our common stock over a period of up to thirty-six (36) months. From time to time during the thirty-six (36) months period commencing from the effectiveness of the registration statement, we may deliver a drawdown notice to CPUS which states the dollar amount that we intend to sell to CPUS on a date specified in the put notice. The maximum investment amount per notice shall be no more than two hundred seventy five percent (275%) of the average daily volume of the common stock for the ten consecutive trading days immediately prior to date of the applicable put notice. The purchase price per share to be paid by CPUS shall be calculated at a thirty percent (30%) discount to the lowest trading price of the common stock as reported by Bloomberg, L.P. during the ten (10) consecutive trading days immediately prior to the receipt by CPUS of the put notice. We have reserved 1,400,000,000 shares of our common stock for issuance under the Investment Agreement.

In connection with the Investment Agreement, we also entered into a registration rights agreement with CPUS, pursuant to which we are obligated to use all commercially reasonable efforts to maintain the effectiveness of such registration statement until termination of the Investment Agreement.

The Investment Agreement is not transferable.  Moreover, the Company may, in its sole discretion, engage a placement agent, however, that decision does not have any impact on CPUS’s discretion.  If a put notice is delivered, CPUS is obligated to deliver the funds, regardless of whether a placement agent is involved.

At an assumed purchase price of $.00028 (equal to 70% of the closing price of our common stock of $ 0.0004 on May 22, 2014 ), we will be able to receive up to $378,000 in gross proceeds, assuming the sale of the entire 1,350,000,000 shares being registered hereunder pursuant to the Investment Agreement. We previously received $119,120 and issued an aggregate of 300,000,000 shares of our common stock under the Investment Agreement. Accordingly, we would be required to register an additional 33,938,857,143 shares to obtain the balance of $9,502,880 under the Investment Agreement. We are currently authorized to issue 15,000,000,000 shares of our common stock. If the price of our common stock does not increase enough, we will be required to increase our authorized shares in order to receive the entire purchase price. CPUS has agreed to refrain from holding an amount of shares which would result in CPUS owning more than 4.99% of the then-outstanding shares of our common stock at any one time.

The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales after this registration statement becomes effective;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

49

The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act, or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Pursuant to the Investment Agreement, the Company may enter into an agreement with a registered broker-dealer to act as a placement agent.  The Company has no intention to engage a placement agent in connection with this registration statement, and has not had any discussions with any broker-dealers.  Additionally, CPUS does not have the right to require the Company to engage a placement agent, or pick the broker-dealer to act as placement agent.  Furthermore, the engagement of a placement agent does not impact CPUS’s obligation to provide the Company cash funds in connection with the delivery of a put notice.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.  Notwithstanding the foregoing, if the Company decides to engage a placement agent in connection with this registration statement, then the Company shall be obligated to pay the fees connected to the placement agent.  This may result in the Company receiving less than the expected total proceeds of $10,000,000.

CPUS has agreed to pay all fees and expenses incident to the registration of the shares of common stock. CPUS intends to sell/distribute the shares of common stock that they acquire from the Company in the open market.

The selling stockholder shall acquire the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

50

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, CPUS is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed CPUS that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised CPUS of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the Investment Agreement, CPUS shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

51

DESCRIPTION OF SECURITIES TO BE REGISTERED

We have authorized 15,000,000,000 shares of common stock, par value $0.0001 per share. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Szaferman, Lakind, Blumstein & Blader, PC, Lawrenceville, New Jersey.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by KWCO, PC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

52

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

53

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PETRON ENERGY II, INC.
CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of March 31, 2014 (unaudited) and December 31, 2013	F-2
Consolidated Statements of Operations for the Three Months
ended March 31, 2014 and 2013 (unaudited)	F-3
Consolidated Statements of Stockholders' Deficit for the
Three Months ended March 31, 2014 (unaudited)	F-4
Consolidated Statements of Cash Flows for the Three Months
ended March 31, 2014 and 2013 (unaudited)	F-5
Notes to Unaudited Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-7
Consolidated Balance Sheets for the Years ended December 31, 2013 and 2012	F-8
Consolidated Statements of Operations for the Years ended December 31, 2013 and 2012	F-9
Consolidated Statements of Stockholders' Deficit for the Years ended
December 31, 2013 and 2012	F-10
Consolidated Statements of Cash Flows for the Years ended December 31, 2013 and 2012	F-11
Notes to Consolidated Financial Statements	F-12

PETRON ENERGY II, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
ASSETS	(unaudited)	(audited)
Current Assets
Cash	$332	$105
Accounts Receivable	4,745	24,342
Total Current Assets	5,077	24,447

Pipeline, net of accumulated depreciation of $337,407 and $320,452, respectively	680,593	697,548
Producing Oil & Gas Properties, net of accumulated depletion of $863,795 and $837,759, respectively	1,787,546	1,803,632
Other Depreciable Equipment, net of accumulated depreciation of $163,664 and $125,309, respectively	575,752	609,732
Other Assets	1,532	1,532

TOTAL ASSETS	$3,050,500	$3,136,891

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Bank Overdraft	$21,002	$57,942
Accounts Payable--Trade	1,251,831	1,282,779
Accounts Payable--Related Party	26,812	224,425
Accrued Liabilities	388,362	219,649
Derivative Liability	1,313,544	960,047
Notes Payable--current	1,460,244	1,432,731
Total Current Liabilities	4,461,795	4,177,573

Asset Retirement Obligation	126,687	220,347
Stock Issuance Liability	628,809	946,551
TOTAL LIABILITIES	5,217,291	5,344,471
STOCKHOLDERS' DEFICIT
Preferred Stock, 10,000,000 authorized, 5,911,000 designated as follows:
Series A, $0.001 par value, 1,000 shares designated, issued and outstanding	1	1
Series B, $0.001 par value, 5,910,000 shares designated, 629,438 and 947,498 shares issued and outstanding, respectively	629	947
Common Stock, $0.0001 par value, 15,000,000,000 shares authorized; 1,624,744,353 and 442,085,940 issued and outstanding, respectively	162,474	44,209
Additional Paid-In Capital	24,041,379	21,869,581
Accumulated Deficit	(26,371,274)	(24,122,318)
Total Stockholders' Deficit	(2,166,791)	(2,207,580)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,050,500	$3,136,891

The accompanying notes are an integral part to these consolidated financial statements.

PETRON ENERGY II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues

Oil & Gas Sales	$78,326	$106,874

Costs and Expenses

Cost of Revenue	172,695	103,300
Depletion and Depreciation	81,310	49,980
Derivative Expense	1,333,973	82,300
General and Administrative	598,288	200,321
Interest	141,016	54,562
Total Expenses	2,327,282	490,463

Loss from Operations Before Income Taxes	(2,248,956)	(383,589)

Income Taxes	—	—

Net Loss	$(2,248,956)	$(383,589)

Loss per share--basic and diluted	$(0.00)	$(0.02)

Weighted average number of shares--basic and diluted	1,010,241,896	22,870,985

The accompanying notes are an integral part to these consolidated financial statements.

PETRON ENERGY II, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
For the Year Ended December 31, 2013 and the Three Months Ended March 31, 2014

	Preferred Stock
	Series A		Series B		Common Stock		Additional
	Number		Number		Number		Paid-in	Accumulated
	of Shares	Amount	of Shares	Amount	of Shares	Amount	Capital	Deficit	Total

Balance December 31, 2013	1,000	1	947,498	947	442,085,940	44,209	21,869,581	(24,122,318)	(2,207,580)

Common Stock for Services					44,192,158	4,419	108,180		112,600
Common Stock Sales					239,841,679	23,984	263,826		287,810
Conversion of Notes Payable					744,557,582	74,456	514,814		589,270
Derivative Expense							980,476		980,476
Conversion of Preferred Stock			(318,560)	(318)	154,066,994	15,407	302,653		317,742
Imputed Interest on Shareholder Notes							1,849		1,849
Net Loss								(2,248,956)	(2,248,956)

Balance March 31, 2014 (unaudited)	1,000	$ 1	628,938	$ 629	1,624,744,353	$ 162,474	$ 24,041,379	$ (26,371,274)	$ (2,166,791)

The accompanying notes are an integral part to these consolidated financial statements.

PETRON ENERGY II, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOW
(Unaudited)
	Three Months Ended March 31,
	2013	2012
OPERATING ACTIVITIES
Net Loss	$(2,248,956)	$(383,589)
Adjustments to reconcile net loss to
cash used by operating activities:
Depletion, depreciation and amortization	81,310	49,980
Accretion of asset retirement obligation	4,195	—
Amortization of debt discount	74,655	—
Imputed interest on shareholder loans	1,849	—
Derivative expense	1,333,973	82,300
Penalty interest	—	45,250
Common stock issued for services	112,599	29,000
Change in other assets and liabilities:
Decrease/(Increase) in oil and gas receivables	19,597	(4,958)
Decrease in other assets	—	3,237
(Decrease)Increase in accounts payable	(30,948)	2,681
Decrease in asset retirement obligation	(97,855)	—
Increase(Decrease) in accrued liabilities	31,748	(69,959)
Decrease in related party payables	(47,613)	—
Cash used in operating activities	(765,446)	(246,058)
INVESTING ACTIVITIES
Investment in oil and gas properties	(34,414)	—
Proceeds from the sale of equipment	24,500	—
Purchase of other equipment	(4,375)	—
Cash used in investing activities	(14,289)	—
FINANCING ACTIVITIES
(Decrease) Increase in bank overdraft	(36,940)	65,849
Proceeds from sales of common stock	287,810	138,500
Proceeds from notes payable	653,483	25,000
Repayment of notes payable	(30,000)	—
Increase in deposit to lender	(94,391)	—
Cash from financing activities	779,962	229,349

Increase (Decrease) in cash	227	(16,709)
Cash at beginning of quarter	105	17,089

Cash at end of quarter	$332	$380
Supplemental Disclosure of Cash Flow Information
Non-Cash Investing and Financing Activities:
Notes payable	$(575,328)	$(15,000)
Common stock	89,863	19,117
Preferred stock	(318)	(4,123)
Additional paid-in capital	1,797,941	4,131,294
Derivative liability	(980,475)	(8,300)
Common stock issuance liability	(317,741)	(4,122,988)
Accrued liabilities	(13,942)	—
	$—	$—

The accompanying notes are an integral part to these consolidated financial statements.

PETRON ENERGY II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2014 and 2013

(unaudited)

1. INCORPORATION AND NATURE OF OPERATIONS

Petron Energy II, Inc. (“Petron” or the “Company”) was formerly known as Petron Energy Special Corp. and was incorporated in June 2007 under the laws of the State of Texas; and, on April 2011, was reincorporated in the state of Nevada. Pursuant to a Plan of Merger, the parent company, Petron Energy Special Corp. was merged into its wholly owned subsidiary, Petron Energy II, Inc. The surviving entity was Petron Energy II, Inc. The effective date of the Plan of Merger was January 3, 2012.

The Company is engaged primarily in the acquisition, development and production for and the sale of oil, gas and gas liquids in the United States. As of March 31, 2014 the Company is operating in the states of Texas and Oklahoma. In addition, the Company operates two gas gathering systems located in Tulsa, Wagoner, Rogers and Mayes counties of Oklahoma. The pipelines consist of approximately 132 miles of steel and poly pipe, a gas processing plant and other ancillary equipment. The Company sells its oil and gas products primarily to a domestic pipeline and to an oil company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries:

Subsidiary Name	Organization Date
Petron Energy II Pipeline, Inc.	April 1, 2008
Petron Energy II Well Service, Inc.	July 1, 2008

The interim consolidated financial statements as of March 31, 2014 and 2013 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, these consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. These interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2013. In the opinion of management, the interim unaudited consolidated financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim periods presented.

The consolidated statements of operations and cash flows reflect the results of operations and the changes in cash flows of the Company for the three month period ended March 31, 2014 and 2013. Operating results for the three month period ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

 3. SUBSEQUENT EVENTS

On April 25, 2014 the Company was notified by the SEC that its S-1 related to an Investment Agreement entered into with CP US Income Fund (“CPUS”) was effective. Under the terms of the Investment Agreement, we may, from time to time during the thirty-six (36) month period commencing from the effectiveness of the registration statement, deliver a drawdown notice to CPUS which states the dollar amount that we intend to sell to CPUS on a date specified in the put notice. The maximum investment amount per notice shall be no more than two hundred seventy five percent (275%) of the average daily volume of the common stock for the ten consecutive trading days immediately prior to date of the applicable put notice. The purchase price per share to be paid by CPUS shall be calculated at a thirty percent (30%) discount to the lowest closing price of the common stock during the ten (10) consecutive trading days immediately prior to the receipt by CPUS of the drawdown notice. CPUS must purchase the shares requested as long as their ownership in the Company is 4.99% or less The Company and CPUS must mutually agree to any purchase by CPUS which results in the ownership by CPUS of greater than 4.99% of the then issued and outstanding common stock of the Company.

In April 2014 the Texas Railroad Commission acknowledged the satisfactory completion of the plugging operations by the Company in Knox County, Texas. The Texas Railroad Commission had suspended the Company’s right to produce in Texas pending the completion of this plugging project. The Company expects to receive and complete the forms necessary to resume production operations in Texas in May and resume production activities in June.

[End Notes to Financial Statements]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Petron Energy II, Inc.

Dallas, TX 75252

We have audited the accompanying consolidated balance sheets of Petron Energy II, Inc. (a Nevada corporation) and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petron Energy II, Inc. and subsidiaries as of December 31, 2013 and 2012 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s significant operating losses since inception raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/KWCO, PC

KWCO, PC

Odessa, TX 79762

April 10, 2014

PETRON ENERGY II, INC.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2013	2012
ASSETS
Current Assets
Cash	$105	$17,089
Accounts Receivable	24,342	18,332
Total Current Assets	24,447	35,421

Pipeline, net of accumulated depreciation of $320,452 and $245,156, respectively	697,548	742,844
Producing Oil & Gas Properties, net of accumulated depletion of $837,795 and $731,795, respectively	1,803,632	1,424,729
Other Depreciable Equipment, net of accumulated depreciation of $125,309 and $45,361, respectively	609,732	71,915
Other Assets	1,532	34,790

TOTAL ASSETS	$3,136,891	$2,309,699

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Bank Overdraft	$57,942	$—
Accounts Payable--Trade	1,282,779	716,140
Accounts Payable--Related Party	224,425	18,082
Accrued Liabilities	219,649	375,284
Derivative Liability	960,047	—
Notes Payable--current	1,432,731	170,500
Total Current Liabilities	4,177,573	1,280,006

Notes Payable--long-term	—	250,000
Asset Retirement Obligation	220,347	40,278
Stock Issuance Liability	946,551	5,904,090
TOTAL LIABILITIES	5,344,471	7,474,374
STOCKHOLDERS' DEFICIT
Preferred Stock, 10,000,000 authorized, 5,911,000 designated as follows:
Series A, $0.001 par value, 1,000 shares designated, issued and outstanding	1	1
Series B, $0.001 par value, 5,910,000 shares designated, 947,498 and 5,910,000 shares issued and outstanding, respectively	947	5,910
Common Stock, $0.0001 par value, 15,000,000,000 shares authorized; 442,085,940 and 11,976,942 issued and outstanding, respectively	44,209	1,198
Additional Paid-In Capital	21,869,581	14,649,439
Accumulated Deficit	(24,122,318)	(19,821,223)
Total Stockholders' Deficit	(2,207,580)	(5,164,675)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,136,891	$2,309,699

The accompanying notes are an integral part to these consolidated financial statements.

PETRON ENERGY II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2013	2012

Revenues
Oil & Gas Sales	$276,421	$326,343
Costs and Expenses
Cost of Revenue	634,945	538,616
Depletion and Depreciation	261,244	186,014
Impairment Charge	48,000	6,046,000
Derivative Expense	1,691,313	—
General and Administrative	1,547,774	1,736,427
Interest	394,240	145,349
Total Expenses	4,577,516	8,652,406
Loss from Operations Before Income Taxes	(4,301,095)	(8,326,063)
Income Taxes	—	—
Net Loss	$(4,301,095)	$(8,326,063)
Loss per share--basic and diluted	$(0.04)	$(0.72)
Weighted average number of shares--basic and diluted	121,078,256	11,517,282

The accompanying notes are an integral part to these consolidated financial statements.

PETRON ENERGY II, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
Years Ended December 31, 2013 and 2012

	Preferred Stock
	Series A		Series B		Common Stock		Additional
	Number		Number		Number		Paid-in	Accumulated
	of Shares	Amount	of Shares	Amount	of Shares	Amount	Capital	Deficit	Total

Balance December 31, 2011	1,000	$ 1	-	$ -	11,072,751	$ 1,107	$ 13,516,557	$ (11,495,160)	$ 2,022,505

Preferred Stock Issued for Oil Lease Acquisition			5,910,000	5,910					5,910
Common Stock Issued for Services					147,016	15	158,632		158,647
Common Stock Sales					717,175	72	838,254		838,326
Common Stock and Warrants Issued for Penalty Interest Related to Convertible Debt					40,000	4	135,996		136,000
Net Loss								(8,326,063)	(8,326,063)

Balance December 31, 2012	1,000	$ 1	5,910,000	$ 5,910	11,976,942	$ 1,198	$ 14,649,439	$ (19,821,223)	$ (5,164,675)

Common Stock and Warrants Issued for Services					8,422,130	842	136,233		137,075
Common Stock Issued in Lawsuit Settlement					2,950,477	296	137,704		138,000
Common Stock Issued for Loan Fees					3,333,334	333	159,967		160,300
Common Stock Sales					41,141,643	4,114	521,036		525,150
Conversion of Notes Payable					231,608,094	23,161	563,615		586,776
Derivative Liability Related to Note Conversions							731,266		731,266
Conversion of Preferred Stock			(4,962,502)	(4,963)	142,653,320	14,265	4,948,237		4,957,539
Imputed Interest on Shareholder Notes							22,084		22,084
Net Loss								(4,301,095)	(4,301,095)

Balance December 31, 2013	1,000	$ 1	947,498	$ 947	442,085,940	$ 44,209	$ 21,869,581	$ (24,122,318)	$ (2,207,580)

The accompanying notes are an integral part to these consolidated financial statements.

PETRON ENERGY II, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN CASH FLOW

	Years Ended December 31,
	2013	2012
OPERATING ACTIVITIES
Net Loss	$(4,301,095)	$(8,326,063)
Adjustments to reconcile net loss to
cash used by operating activities:
Depletion, depreciation and amortization	261,244	186,014
Accretion of asset retirement obligation	4,186	---
Amortization of debt discount	211,500	—
Derivative expense	1,691,313	—
Impairment charge	48,000	6,046,000
Imputed interest on shareholder loans	22,084	—
Penalty interest	45,250	—
Interest related to convertible debt	—	136,000
Common stock and warrants issued for services	137,075	158,647
Common stock issued for lawsuit settlement	138,000	—
Change in other assets and liabilities:
(Increase) Decrease in oil and gas receivables	(6,010)	35,134
Decrease (Increase) in other assets	33,258	(3,215)
Increase in accounts payable	595,079	273,026
(Decrease) Increase in accrued liabilities	(203,200)	303,127
Increase (Decrease) in related party payable	56,343	(32,535)
Decrease in asset retirement obligation	(9,739)	---
Cash used in operating activities	(1,276,712)	(1,223,865)
INVESTING ACTIVITIES
Investment in oil and gas properties	(348,241)	(94,049)
Pipeline investment	(30,000)	—
Accounts payable dedicated for asset purchase	453,000	—
Purchase of other equipment	(617,766)	(30,673)
Cash used in investing activities	(543,047)	(124,722)
FINANCING ACTIVITIES
Bank overdraft	57,942	—
Proceeds from notes payable	1,515,006	420,500
Payments on notes payable	(225,811)	—
Proceeds from sales of common stock	525,150	838,326
Advances from shareholders	375,000	—
Repayment of advances from shareholders	(225,000)	—
Loan fees	(138,325)	—
Increase in deposit to lender	(81,187)	—
Cash from financing activities	1,802,775	1,258,826

Decrease in cash	(16,984)	(89,761)
Cash at beginning of the period	17,089	106,850

Cash at end of the period	$105	$17,089

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$39,105	$6,849
Cash paid for income taxes	$—	$—

Non-Cash Investing and Financing Activities:
Oil & gas properties	$(185,622)	$(5,924,738)
Borrowings for accounts payable for equipment purchases	480,440	100,000
Accounts payable paid through borrowing	(480,440)	(100,000)
Notes payable	(569,342)	—
Accrued liabilities	(17,434)	14,738
Common stock	37,759	—
Preferred stock	(4,963)	5,910
Additional paid-in capital	6,403,085	—
Derivative liability	(731,266)	—
Stock issuance liability	(4,957,539)	5,904,090
Asset retirement obligation	185,622	—
Loan fees	(160,300)	—
	$—	$—

The accompanying notes are an integral part to these consolidated financial statements.

 PETRON ENERGY II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

1. INCORPORATION AND NATURE OF OPERATIONS

Petron Energy II, Inc. (“Petron Energy” or the “Company”) is engaged primarily in the acquisition, development, production, exploration for and the sale of oil, gas and gas liquids in the United States. The Company was incorporated in August 2008 under the laws of the State of Nevada. As of December 31, 2013 the Company is operating in the states of Texas and Oklahoma. In addition, the Company operates two gas gathering systems located in Tulsa, Wagoner, Rogers and Mayes counties of Oklahoma. The pipelines consist of approximately 132 miles of steel and poly pipe, a gas processing plant and other ancillary equipment. The Company sells its oil and gas products primarily to a domestic pipeline and to an oil company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries:

Subsidiary Name

Petron Energy II Pipeline, Inc.

Petron Energy II Well Services, Inc.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States. All intercompany transactions and account balances have been eliminated in consolidation.

Going concern uncertainty

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred a net loss of $4,301,095 for the year ended December 31, 2013 (2012 - $8,326,063) and at December 31, 2013 had an accumulated deficit of $24,122,318 (2012 - $19,821,223). While the Company has recognized significant revenues from operations, the revenues generated are not sufficient to sustain operations. The Company does not have sufficient funds to acquire new business assets or maintain its existing operations at this time. Management’s plan is to raise equity and/or debt financing as required but there is no certainty that such financing will be available or that it will be available at acceptable terms. The outcome of these matters cannot be predicted at this time.

These financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Accounting estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

Cash and cash equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As of December 31, 2013 there were no cash equivalents.

F-12

Oil and gas properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves.

Investments in unproved properties are not depleted pending determination of the existence of proved reserves. Unproved properties are assessed periodically to ascertain whether impairment has occurred. Unproved properties whose costs are individually significant are assessed individually by considering the primary lease terms of the properties, the holding period of the properties, and geographic and geologic data obtained relating to the properties. Where it is not practicable to assess individually the amount of impairment of properties for which costs are not individually significant, such properties are grouped for purposes of assessing impairment. The amount of impairment assessed is added to the costs to be amortized, or is reported as a period expense, as appropriate.

Pursuant to full cost accounting rules, the Company must perform a ceiling test periodically on its proved oil and gas assets. The ceiling test provides that capitalized costs less related accumulated depletion and deferred income taxes for each cost center may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves using current prices, excluding the future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet, at a discount factor of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties. Should the net capitalized costs for a cost center exceed the sum of the components noted above, an impairment charge would be recognized to the extent of the excess capitalized costs. In 2013 and 2012 the Company recognized an impairment charge of $48,000 and $5,910,000, respectively, in accordance with the ceiling test.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Exploration activities conducted jointly with others are reflected at the Company’s proportionate interest in such activities.

Cost related to site restoration programs are accrued over the life of the project.

Pipeline and equipment

Depreciation is based on the estimated useful lives of the assets and is computed using the straight line method. Pipeline, trucks and equipment are recorded at cost. Depreciation is provided using the following useful lives:

Pipeline	15 years
Trucks and equipment	5—15 years

F-13

Stock-based compensation

The Company accounts for stock options in accordance with FASB ASC 505, “Equity,” and FASB ASC 718, “Compensation—Stock Compensation.” Accordingly, stock compensation expense has been recognized in the statement of operations based on the grant date fair value of the options for the year ended December 31, 2013.

Under ASC 718 and 505, the fair value of options is estimated at the date of grant using a Black-Scholes-Merton (“Black-Scholes”) option-pricing model, which requires the input of highly subjective assumptions including the expected stock price volatility. Volatility is determined using historical stock prices over a period consistent with the expected term of the option. The Company utilizes the guidelines of Staff Accounting bulletin No. 107 (SAB 107) of the Securities and Exchange Commission relative to “plain vanilla” options in determining the expected term of options grants. SAB 107 permits the expected term of “plain vanilla” options to be calculated as the average of the option’s vesting term and contractual period.

The Company has used this method in determining the expected term of all options. At such time as the Company has options with graded vesting, the Company will recognize compensation cost for awards with graded vesting on a straight-line basis over the requisite service period for the entire award. The amount of compensation expense recognized at any date is at least equal to the portion of the grant date value of the award that is vested at that date.

Advertising costs

The Company expenses advertising costs as these are incurred. There were no advertising costs in 2013 or 2012.

Revenue recognition

Oil and gas revenues are recognized when oil and gas is produced and sold.

Earnings (loss) per share

Basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. The treasury stock method is used to determine the diluted effect of stock options and warrants. Diluted loss per share is equal to the basic loss per share for the years ended December 31, 2013 and 2012 because common stock equivalents would have been anti-dilutive.

Income taxes

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

F-14

Long-lived assets impairment

Long-term assets of the Company are reviewed for impairment when circumstances indicate the carrying value may not be recoverable in accordance with the guidance established in Statement of Financial Accounting Standards No. 144 (SFAS 144) (ASC 360), Accounting for the impairment or Disposal of Long-Lived Assets. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value. Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Asset retirement obligations

The Company accounts for asset retirement obligations in accordance with the provisions of SFAS 143 (ASC 410) “Accounting for Asset Retirement Obligations”. SFAS 143 (ASC 410) requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Asset Retirement Obligation as of December 31, 2013 is $220,347 which includes an increase of $180,069 for the year ended December 31, 2013.

Concentration of credit risk

The Company has financial instruments that are exposed to concentrations of credit risk and consist primarily of cash and trade accounts receivable. The Company routinely maintains cash and temporary cash investments at certain financial institutions in amounts substantially in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. Management believes that these financial institutions are of high quality and the risk of loss is minimal. At December 31, 2013 the Company had no cash balances in excess of FDIC limits.

Financial instruments

The carrying amount of financial instruments including cash, accounts receivable, accounts payable and accrued liabilities approximate fair value, unless otherwise stated as of December 31, 2013 and 2012.

Fair value estimates of financial instruments are made at the period end based on relevant information about financial markets and specific financial instruments. Because these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. Company management and legal counsel assess such contingent liabilities which inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-15

If management determines that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability is accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

Commitments

The Company amended its operating lease for its administrative office in Dallas, Texas on May 10, 2011. The lease will expire on April 30, 2014. The only lease commitment the Company has at December 31, 2013 is for $13,416 for the office rent through April 2014.

Total rental expense was approximately $38,776 and $40,012 for years ended December 31, 2013 and 2012, respectively.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. PRODUCING OIL AND GAS PROPERTIES

The following summarizes the investment in producing oil & gas properties as of December 31, 2013 and 2012:

	2013	2012

Leasehold Cost	$753,373	$753,373
Development Cost	1,011,106	537,453
Tangible Equipment	876,948	865,698
	2,641,427	2,156,524
Accumulated Depreciation
and Depletion	(837,795)	(731,795)
Net Investment	$1,803,632	$1,424,729

Depletion expense for the years ended December 31, 2013 and 2012 was $106,000 and $103,000, respectively.

F-16

4. PIPELINE AND OTHER DEPRECIABLE EQUIPMENT

The following summarizes the investment in pipeline and other depreciable equipment as of December 31, 2013 and 2012:

	2013	2012

Pipeline	$1,018,000	$988,000
Accumulated Depreciation	(320,452)	(245,156)
Net Pipeline	$697,548	$742,844

Equipment and Other	$735,041	$117,276
Accumulated Depreciation	(125,309)	(45,361)
Net Equipment and Other	$609,732	$71,915

Depreciation expense for the years ended December 31, 2013 and 2012 was $155,244 and $83,014, respectively.

5. RELATED PARTY TRANSACTIONS

Petron Energy, Inc. is a company controlled by the Company’s majority shareholder. In 2013 and 2012, the Company paid Petron Energy, Inc. $225,000 and $61,163, respectively. These amounts have been reflected in the accompanying consolidated financial statements as charges from a related party and are included in lease operating expenses for the respective years. The Company has recorded $11,481 and $32,014 in revenue and $11,493 and $36,573 in lease operating expenses (including production taxes) for 2013 and 2012, respectively, representing the operations of wells operated by Petron Energy, Inc. in which the Company has a working interest.

Effective August 31, 2012, the Company entered into an Executive Employment Agreement with Floyd L. Smith.  Pursuant to the employment agreement, Mr. Smith agreed to serve as President and Chief Executive Officer of the Company for a term of five years, renewable thereafter for additional one year periods if not terminated by either party. The employment agreement provides for Mr. Smith to receive a salary of $200,000 per year; reimbursement for reasonable business expenses; the ability to earn a yearly bonus in the sole discretion of the Board of Directors of the Company; co-investment rights, providing Mr. Smith the right to participate in the amount of up to 20% of any acquisition, transaction or funding undertaken by the Company during the term of the employment agreement; stock options, as adjusted for the reverse stock split to purchase 1,200,000 shares of the Company’s common stock at an exercise price of $0.039 per share, with cashless exercise rights and a five year term, which vested immediately upon the parties’ entry into the employment agreement; and 1,000 shares of Series A Preferred Stock which give Mr. Smith Super Majority Voting Rights.

The employment agreement includes a non-competition provision, prohibiting Mr. Smith from competing against the Company in Texas, Louisiana, Oklahoma or New Mexico for a term of 12 months following the termination of the employment agreement.

The employment agreement can be terminated by the Company for cause (as defined in the agreement), without cause, or by Mr. Smith for good reason (as defined in the agreement) or without good reason. If the employment agreement is terminated due to Mr. Smith’s death, disability, with cause by the Company or without good reason by Mr. Smith, he is due the consideration earned by him up until the date of termination of the agreement. If the employment agreement is terminated by the Company without cause or by Mr. Smith for good reason, Mr. Smith is due the consideration earned by him up until the date of termination, plus the lesser of six months of salary due to Mr. Smith under the employment agreement and the remaining amount of consideration due pursuant to the terms of the employment agreement in a lump sum.

Mr. Smith also agreed to assign the Company rights to any intellectual property and inventions which he creates or conceives during the term of the employment agreement relating to the Company’s business pursuant to the employment agreement.

F-17

6. NOTES PAYABLE

The following summarizes the outstanding notes payable as of December 31, 2013 and 2012:

	2013	2012

Draw from a $5,000,000 secured line of credit, interest at 11%, matures April 5, 2014	$450,000	$—
Unamortized loan costs	(87,125)
Cash deposit held by lender	(81,187)
	281,688
Unsecured notes from various investors, interest at 20%--25%, maturing on April 3, 2014, issued for overriding and working interests.	200,000	—
Convertible unsecured notes from a financial institution, interest at 12%, maturing on December 2 and December 6, 2014 with the first dates of conversion eligibility being December 2 and December 6, 2013. The conversion price is the lower of $0.015 per share or 30% of the lowest closing bid price for the common stock during the 20 trading days previous to the conversion date.	139,374	—
Convertible unsecured notes from a financial institution, interest at 8%, maturing October 25, 2014 and November 25, 2014, the respective first date of conversion eligibility for the respective notes with an applicable discount rate of 50% from the average trading price for the lowest three closing prices for the common stock during the 10 trading days previous to the conversion date.	133,000	—
Convertible unsecured notes from a financial institution, interest at 9%, maturing on October 28, 2014 November 22, 2014 and November 29, 2014, the respective first date of conversion eligibility with an applicable discount rate of 50% from the lowest closing bid price for the common stock during the 10 trading days previous to the conversion date.	131,169	—
Unsecured note from an investor, interest at 25%, matures April 3, 2014.	100,000	—
Unsecured notes from various investors, non - interest bearing, maturing from February to November 2014, issued for overriding and working interests.	75,000	250,000
Convertible unsecured note from a financial institution, interest at 8%, matures May 27, 2014. First date of conversion eligibility was February 28, 2014 with an applicable discount rate of 42% from the average trading price for the lowest 3 closing bid prices for the common stock during the 10 trading days previous to the conversion date.	68,000	—
Convertible unsecured note from a financial institution, interest at 8%, matures August 4, 2014. First date of conversion eligibility is April 30, 2014 with an applicable discount rate of 42% from the average trading price for the lowest 3 closing bid prices for the common stock during the 10 trading days previous to the conversion date.	53,000	—
Convertible unsecured note from a financial institution, interest at 10%, maturing on October 8, 2014. The first date of conversion eligibility was October 8, 2013. The conversion price is the lower of $0.0075 per share or 50% from average of the 2 lowest closing bid price for the common stock during the 15 trading days previous to the conversion date.	50,000	—
Initial draw under a convertible unsecured note from a financial institution, 10% original issue discount and a one-time 12% interest charge, matures December 9, 2014. First date of conversion eligibility was December 9, 2013. Conversion price is the lesser of $0.0025 per share or 60% of the lowest traded price for the common stock during the 25 trading days previous to the conversion date.	50,000	—

F-18

Unsecured note from an investor, interest at 20%, maturing on April 18, 2014	45,000	—
Convertible unsecured notes from a financial institution, interest at 8%, matures June 19, 2014. First date of conversion eligibility was December 19, 2013 with an applicable discount rate of 45% from the average trading price for the lowest 2 closing bid prices for the common stock during the 25 trading days previous to the conversion date.	44,000	—
Convertible unsecured note from a financial institution, interest at 8%, matures April 15, 2014. First date of conversion eligibility was January 10, 2014 with an applicable discount rate of 42% from the average trading price for the lowest 3 closing bid prices for the common stock during the 10 trading days previous to the conversion date.	32,500	—
Unsecured note from a company, interest at 5%, matures December 18, 2013.	30,000	—
Unsecured convertible note from an investor, interest at 10%, maturing February 9, 2013.	—	65,000
Convertible unsecured note from a financial institution, interest at 5%, matures April 30, 2013. First date of conversion eligibility was January 22, 2013 with an applicable discount rate of 42% from the average trading price for the lowest 3 closing bid prices for the common stock during the 10 trading days previous to the conversion date.	—	63,000
Convertible unsecured note from a financial institution, interest at 5%, matures April 9, 2013. First date of conversion eligibility was March 13, 2013 with an applicable discount rate of 42% from the average trading price for the lowest 3 closing bid prices for the common stock during the 10 trading days previous to the conversion date.	—	42,500
	1,432,731	420,500
Short-term portion	(1,432,731)	(170,500)
Long-term notes payable	$—	$250,000

F-19

7. DERIVATIVES

In 2013 the Company entered into numerous convertible debt agreements of six to twelve months in duration. At December 31, 2013 the Company had $701,043 in outstanding convertible debt obligations that bear interest from 5% to 12%. Interest expense recognized related to the convertible debt was $26,218. There were no detachable warrants included in the debt agreements. The derivative liability related to the convertible feature of these notes payable is $960,047 at December 31, 2013. Derivative expense recognized during the year was $1,691,313. The value of the conversion shares was determined using the Black-Scholes formula. In connection with the valuation of the conversion shares, the Company used the following assumptions: dividend yield—0%, risk free interest rate--.07%, volatility—377.99% and an expected term of 1/10th of a year.

8. INCOME TAXES

The Company uses the liability method in accounting for income taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The potential benefit of net operating loss carry forwards has not been recognized in the accompanying consolidated financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to United States federal and state income taxes at an approximate rate of 34%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012

Net Loss	$4,301,095	$8,326,063
Income Tax Rate	34%	34%
Income Tax Benefit	1,462,372	2,830,861
Permanent Difference	(622,983)	(103,664)
Valuation Allowance Change	(839,389)	(2,727,197)
Deferred Income Tax (Recovery)	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Future income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of future income tax assets and liabilities at December 31, 2013 and 2012 are as follows:

	2013	2012

Net Operating Loss Carryforwards	$3,586,257	$2,711,283
Impairments	2,071,960	2,055,640
Asset Retirement Obligation	4,080	---
Depletion and Depreciation	(279,485)	(223,500)
Net Deferred Tax Assets	5,382,812	4,543,423
Valuation Allowance	(5,382,812)	(4,543,423)
Deferred Tax Asset	$—	$—

The Company has recognized a valuation allowance for the deferred tax assets for which it is more likely than not that the realization will not occur. The valuation allowance is reviewed periodically. When circumstance change and this causes a change in management's judgment about the realizeability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The net operating loss carryforwards for income tax purposes are approximately $10,550,000 and will begin to expire in 2026. Neither the Company nor any of its subsidiaries have ever been the subject of an examination by the Internal Revenue Service.

F-20

Pursuant to Section 382 of the Internal Revenue Code, use of the Company’s net operating loss carryforwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three year period. Ownership changes could impact the Company’s ability to utilize net operating losses and credit carryforwards remaining at the ownership change date. The limitation would be determined by the fair market value of common stock outstanding prior to the ownership change, multiplied by the applicable federal rate.

9. STOCKHOLDERS’ EQUITY

Preferred Stock

The articles of incorporation of the Company authorize the issuance of 10,000,000 shares of $0.001 par value Preferred Stock. The Board of Directors is authorized, from time to time, to divide the preferred shares into “Series” and to fix and determine separately for each Series any or all of the relative rights and preferences.

In connection with an employment agreement, the Company issued 1,000 shares of Series A Preferred Stock in August 2011. The Series A Preferred Stock has voting rights on all shareholder matters equal to fifty-one percent (51%) of the total vote. There are no other liquidation, conversion or redemption rights.

On February 17, 2012, the Board of Directors designated “Series B Convertible Preferred Stock” with the number of shares initially constituting such series being up to 6,000,000 shares, issuing 5,910,000 for the acquisition of oil & gas properties in Knox County, Texas.

The Board of Directors does not formally approve the declaration of the preferred stock dividends; therefore, as checks for payment of preferred dividends are approved by the CEO of the Company, dividend expense is recognized. For the years ended December 31, 2013 and 2012, there were no preferred stock dividends.

Warrants

The following summarizes the stock purchase warrant transactions for the year ended December 31, 2013 and 2012:

	Number of Warrants	Weighted Average Exercise Price

Outstanding, December 31, 2011	1,000,000	$0.8000
Warrants Issued with Convertible Debt	100,000	$1.4000
Outstanding, December 31, 2012	1,100,000	$0.8545
Warrants Issued to an Officer	807,760	$0.0125
Outstanding, December 31, 2013	1,907,760	$0.4980

10. FAIR VALUE ESTIMATES

In February 2007 the FASB issued ASC 820 “Fair Value Measurements and Disclosures”. The objective of ASC 820 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. ASC 820 defines fair value establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.

F-21

The Company measures its options at fair value in accordance with ASC 820. 820 specifies a valuation hierarchy based on whether the inputs to those valuations techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. These two types of inputs have created the following fair value hierarchy:

Level 1—Quoted prices for identical instruments in active markets;

Level 2—Quoted prices for similar instruments in active markets, quoted process for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3—Valuations derived from valuations techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value. The fair values of the common stock options, preferred stock and common stock issuances at December 31, 2013 and 2012 were as follows:

	Markets for Identical Assets	Observable Inputs	Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
2012
Stock Warrants	$—	$84,000	$—	$84,000
Common Stock	$—	$52,000	$—	$52,000

2013
Stock Warrants	$—	$11,400	$—	$11,400
Common Stock	$—	$125,675	$—	$125,675
Convertible Debt Derivative:
Liability	$—	$960,047	$—	$960,047
Expense	$—	$1,691,313	$—	$1,691,313
Paid-in Capital	$—	$731,266	$—	$731,266

11. SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events through March 26, 2014, the date the consolidated financial statements were issued.

The Company filed a Certificate of Amendment (the “Third Amendment”) to the Company’s Articles of Incorporation on February 4, 2014 to increase the number of authorized shares of the Company’s common stock from 2,989,999,999 to 6,000,000,000 and on February 27, 2014 the Company filed a Certificate of Amendment (the “Fourth Amendment”) to increase the number of authorized shares of the Company’s common stock from 6,000,000,000 to 15,000,000,000. On March 27, 2014 the Company filed a Certificate of Amendment (th “Fifth Amendment”) to change the par value of its common stock from $0.001 per share to $0.0001 per share. As of the date of this registration statement, we have authorized capital stock consisting of 15,000,000,000 shares of common stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share.

On December 13, 2013 the Company executed a $10,000,000 Investment Agreement whereby an investor will buy shares of the Company’s common stock, subject to certain limitations, as requested by the Company. The purchase price is at a 30% discount from the lowest closing bid price for the ten days before the purchase request. The Investment Agreement cannot be used until the Company as an effective Registration Statement filed with the Securities and Exchange Commission.

Subsequent to December 31, 2013 the Company has issued 1,417,862,657 shares of its common stock. 154,066,994 shares were issued for conversions of Preferred Stock, 917,565,071 were issued from conversions of notes payable and the remaining were purchased by accredited investors or issued for services rendered.

Other than the changes in the authorized shares of common stock and the change in the par value of the common stock, in the opinion of the Company’s management, there have been no other significant subsequent events since December 31, 2013.

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12. SUPPLEMENTAL INFORMATION ON OIL & GAS (Unaudited)

	2013	2012
Capitalized Costs Relating to Oil and Gas Producing
Activities at December 31, 2013 and 2012

Proved Oil and Gas Properties	$ 2,438,541	$ 1,953,638
Proved Non-producing Oil and Gas Properties	202,886	202,886
	2,641,427	2,156,524
Less Accumulated Depletion	(837,795)	(731,795)

Net Capitalized Costs Relating to Oil and Gas Producing Activities	$ 1,803,632	$ 1,424,729

Costs incurred in Oil and Gas Producing Activities for the
year ended December 31, 2013 and 2012

Property acquisition cost:
Proved	$ -	$ 5,910,000
Unproved	-	-
Exploration and development costs	348,281	203,662

Depletion rate per equivalent barrel of production	$ 27.89	$ 34.92

Results for Operations for Oil and Gas Producing Activities for the
year ended December 31, 2013 and 2012

Oil and Gas Sales	$ 276,421	$ 293,798
Less: Production Costs	634,945	538,616
Depletion, Depreciation and Amortization	106,000	103,000
Impairment of oil and gas investment	48,000	6,046,000
	(512,524)	(6,393,818)
Income Tax Benefit	-	-

Results of Operations for Oil and Gas Producing Activities
(excluding corporate overhead and financing costs)	$ (512,524)	$ (6,393,818)

 Reserve Information

The following estimates of proved and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company’s reserves are located in the United States.

F-23

Proved reserves are estimated reserves of crude oil (including condensates and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying average prices of oil and gas based upon the prior 12 months to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

The following table sets forth estimated proved oil and gas reserves together with the changes therein for the years ended December 31, 2013 and 2012:
	2013		2012
	Oil	Gas	Oil	Gas
	(bbls)	(mcf)	(bbls)	(mcf)

Proved Developed and Undeveloped Reserves:
Beginning of the year	35,031	106,650	59,191	-
Revisions of previous estimate	3,125	95,541	(30,283)	106,650
Purchases	-	-	8,959	-
Production	(2,478)	(8,580)	(2,836)	-
End of the year	35,678	193,611	35,031	106,650
Proved Developed Reserves:
Beginning of year	35,031	106,650	59,191	-
End of year	35,678	193,611	35,031	106,650

The following table sets forth the Standardized Measure of Discounted Future Net
Cash Flows for 2013 and 2012 and shows the reconciliation of the changes therein:
	2013	2012
Standardized measure of Discounted Future
Net Cash Flows at December 31
Future cash inflows	$ 4,167,792	$ 3,611,006
Future production costs	(1,604,556)	(1,383,744)
Future development costs	(45,000)	(45,000)
	2,518,236	2,182,262
Future net cash flows 10% annual discount
for estimated timing of cash flows	(725,412)	(757,410)

Standardized measure of Discounted Future
Net Cash Flows relating to Proved Oil and
Gas Reserves	$ 1,792,824	$ 1,424,852
The following reconciles the change in the
standardized measure of discounted future
net cash flows during the year:
Beginning of the year	$ 1,424,852	$ 1,750,619
Purchases of minerals in place	-	231,772
Sales of oil and gas produced, net of
production costs	358,524	242,597
Net changes in prices and production costs	(1,317,946)	(496,481)
Development costs incurred during the year
which were previously estimated	-	94,661
Net change in estimated future development
costs	-	(35,339)
Revisions of previous quantity estimates	1,295,394	(1,133,600)
Change in discount	32,000	770,623
End of year	$ 1,792,824	$ 1,424,852

The main reason for the increase in the gas reserves in 2013 was the revision on one lease due to the better than expected production levels. The revision on this lease was an increase of 73,992 mcf. The increase in the gas reserves in 2012 was the result of development activity undertaken in 2012 that resulted in a reserve revision to proved developed.

In 2012 certain development efforts did not result in a favorable outcome when completed so the reserves relative to the lease were revised downward by 11,849. Also in 2012 there were wells taken out of production due to repair issues which resulted in a further downward revision of 16,705 barrels. All other revisions resulted in a net decrease in proved reserves of 1,729 barrels for a net total downward revision in 2012 of 30,283 barrels.

The 2012 purchases of minerals in place were from the acquisition of oil and gas interests in Knox, County, Texas. The Company exchanged preferred stock for these interests on February 27, 2012.

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1,350,000,000 SHARES OF COMMON STOCK

PETRON ENERGY II, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$32.46
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expense	$5,000.00
Miscellaneous	$1,000.00
Total	$12,032.46

All amounts are estimates other than the Commission’s registration fee and Legal fees and expenses. CPUS is paying all expenses of the offering listed above.

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

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Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)	We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)	We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest. We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)	To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us within the past three years that were not registered under the Securities Act:

During the year ended December 31, 2011, the Company sold an aggregate of 10,796,200 shares of the Company’s restricted common stock to 21 “accredited investors” in private transactions for aggregate consideration of $647,772 in a private placement.

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During the year ended December 31, 2012, the Company sold an aggregate of 717,175 shares of the Company’s restricted common stock to 43 “accredited investors” in private transactions for aggregate consideration of $838,326.

On April 18, 2013, in connection with the TCA credit agreement, the Company issued 3,333,334 shares of its common stock to TCA.

During 2013, the Company issued 7,593,037 shares of its common stock to ASC Recap, LLC in connection with a convertible promissory note entered into by and between the Company and ASC Recap, LLC.

During 2013, the Company issued 26,140,220 shares of its common stock to Asher in connection with convertible promissory notes entered into by and between the Company and Asher.

During 2013, the Company sold an aggregate of 41,141,643 shares of the Company’s restricted common stock to 62 “accredited investors” in private transactions for aggregate consideration of $525,150.

During 2013 4,962,502 shares of its Series B Preferred Convertible Stock were converted into 142,653,320 shares of the Company’s common stock.

During 2013 the Company issued 65,539,280 shares of its common stock to AGS Capital Group, LLC in connection with convertible promissory notes entered into by and between the Company and AGS Capital Group, LLC.

During 2013, the Company issued 63,553,210 shares of its common stock to WHC Capital, LLC in connection with convertible promissory notes entered into by and between the Company and WHC Capital, LLC.

During 2013, the Company issued 68,782,347 shares of its common stock to Continental Equities, LLC in connection with convertible promissory notes entered into by and between the Company and Continental Equities, LLC.

During 2013, the Company issued 4,148,806 shares of its common stock to certain vendors and individuals for services rendered.

During 2013, the Company issued 2,950,477 shares of its common stock to an individual in connection with a settlement agreement.

During 2013, the Company issued 4,273,324 shares to two of the Company’s directors for their fees.

From January 1, 2014 through May 22, 2014, 318,060 shares of its Series B Preferred Convertible Stock were converted into 154,066,994 shares of the Company’s common stock.

From January 1, 2014 through May 22, 2014, the Company issued 37,992,053 shares to the Company’s directors for their fees.

From January 1, 2014 through May 22, 2014, the Company sold an aggregate of 292,425,012 shares of the Company’s restricted common stock to 37 “accredited investors” in private transactions for aggregate consideration of $350,910.

From January 1, 2014 through May 22, 2014, the Company issued 23,833,334 shares of its common stock to vendors for services rendered.

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From January 1, 2014 through May 22, 2014, the Company issued 425,495,844 shares of its common stock to AGS Capital Group, LLC in connection with convertible promissory notes entered into by and between the Company and AGS Capital Group, LLC.

From January1, 2014 through May 22, 2014, the Company issued 237,622,306 shares of its common stock to WHC Capital, LLC in connection with convertible promissory notes entered into by and between the Company and WHC Capital, LLC.

From January 1, 2014 through May 22, 2014, the Company issued 44,473,361 shares of its common stock to Continental Equities, LLC in connection with convertible promissory notes entered into by and between the Company and Continental Equities, LLC.

From January 1, 2014 through May 22, 2014, the Company issued 275,244,376 shares of its common stock to Asher Enterprises, Inc. in connection with convertible promissory notes entered into by and between the Company and Asher Enterprises, Inc.

From January 1, 2014 through May 22, 2014, the Company issued 85,461,543 shares of its common stock to LG Capital Funding, LLC in connection with convertible promissory notes entered into by and between the Company and LG Capital Funding, LLC.

From January 1, 2014 through May 22, 2014, the Company issued 400,369,605 shares of its common stock to Union Capital, LLC in connection convertible promissory notes entered into by and between the Company and Union Capital, LLC.

From January 1, 2014 through May 22, 2014, the Company issued 330,410,812 shares of its common stock to Darling Capital, LLC in connection convertible promissory notes entered into by and between the Company and Darling Capital, LLC.

From January 1, 2014 through May 22, 2014, the Company issued 10,416,667 shares of its common stock to Blackbridge Capital in connection with a convertible promissory note entered into by and between the Company and Blackbridge Capital.

From January 1, 2014 through May 22, 2014, the Company issued 184,950,000 shares of its common stock to Auctus in connection with a convertible promissory note entered into by and between the Company and Auctus.

From January 1, 2014 through May 22, 2014, the Company issued 87,805,773 shares of its common stock to Lotus Capital Markets in connection with a convertible promissory note entered into by and between the Company and Lotus Capital Markets.

From January 1, 2014 through May 22, 2014, the Company issued 97,450,000 shares of its common stock to Redwood Fund III, Ltd. in connection with convertible promissory notes entered into by and between the Company and Redwood Fund III.

From January 1,2014 through May 22, 2014, the Company issued 850,688,202 shares in partial conversions to certain investors in exchange for the settlement of certain outstanding debt of the Company.

Unless otherwise noted, the above referenced securities qualify for exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act, based on the following: (a) each of the persons to whom the shares of common stock were issued (each such person, an “Investor”) confirmed to the Company that it or he is an “accredited investor”as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such shares,(c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being purchased were being purchased for investment intent and were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

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Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit
3.1(1)	Articles of Incorporation
3.2(2)	Certificate of Amendment to Articles of Incorporation (100:1 Forward Split)
3.3(2)	Series A Preferred Stock Designation
3.4(1)	Bylaws
3.5(3)	Series B Preferred Stock Designation
3.6(3)	Plan of Reorganization and Asset Purchase Agreement with One Energy
3.7 (5)	Certificate of Amendment to Articles of Incorporation, filed December 5, 2013
3.8(6)	Certificate of Amendment to Articles of Incorporation, filed February 4, 2014
3.9(6)	Certificate of Amendment to Articles of Incorporation, filed February 27, 2014
3.10(7)	Certificate of Amendment to Articles of Incorporation, filed March 27, 2014
5.1*	Legal Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.
10.1(2)	Oil and Gas Lease – Wagoner, Oklahoma
10.2(4)	Investment Agreement, dated December 13, 2013, by and between Petron Energy II, Inc. and CP Us Income Group, LLC.
10.3(4)	Registration Rights Agreement dated December 13, 2013, by and between Petron Energy II, Inc. and CP Us Income Group, LLC.
10.4(9)	Master Exchange Agreement by and among Petron Energy II, Inc. and an Institutional Investor dated April 4, 2014.
23.1	Consent of KWCO, PC
23.2*	Consent of Szaferman, Lakind, Blumstein & Blader, P.C. (included in Exhibit 5.1)
23.3	Consent of Forrest A. Garb and Associates, Inc
99.1(8)	Independent Reserve Report of Forrest A. Garb & Associates, Inc. for the year ended December 31,2013.

* To be filed by amendment.

(1) Filed as exhibits to the Company’s Form S-1 Registration Statement filed with the Commission on July 10, 2009, and incorporated herein by reference.

(2) Filed as an exhibit to the Company’s Report on Form 8-K, filed with the Commission on October 18, 2011, and incorporated herein by reference.

(3) Filed as an exhibit to the Company’s Report on Form 8-K, filed with the Commission on February 17, 2012, and incorporated herein by reference.

(4) Filed as an exhibit to the Company’s Report on Form 8-K, filed with the Commission on December 13, 2013, and incorporated herein by reference.

(5) Filed as an exhibit to the Company’s Form S-1 Registration Statement filed with the Commission on December 16, 2013, and incorporated herein by reference.

(6) Filed as an exhibit to the Company’s Amendment 2 to its Registration Statement filed with the Commission on March 3, 2014 and incorporated herein by reference.

(7) Filed as an exhibit to the Company’s Report on Form 8-K filed with the Commission on April 3, 2014, and incorporated herein by reference.

(8) Filed as an exhibit to the Company’s Report on Form 10-K filed with the Commission on April 10, 2014 and incorporated herein by reference.

(9) Filed as an exhibit to the Company’s Report on Form 8-K filed with the Commission on April 7, 2014, and incorporated herein by reference.

Item 17. Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

                    (1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

                            (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

II-5

                            (ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                              (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to item 1100(c) of Regulation AB.

                    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    (1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

                    (2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

                    (3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

                    (4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

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(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act to any purchaser:

          If the registrant is relying on Rule 430B:

                    (i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

If the registrant is relying on Rule 430A:

                    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                    (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on May 30, 2014.

PETRON ENERGY II, INC.

By:	/s/ Floyd L. Smith
Name: Floyd L. Smith
Title: President, Chief Executive Officer,
Secretary, Treasurer and Director
( Duly Authorized , Principal Executive Officer )

By:	/s/ Bob Currier
Name: Bob Currier
Title: Chief Financial Officer,
( Duly Authorized , Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Floyd L. Smith	President, Chief Executive Officer	May 30, 2014
Floyd L. Smith	Secretary, Treasurer and Director
(Principal Executive)

/s/ Bob Currier	Chief Financial Officer	May 30, 2014
Bob Currier	(Principal Accounting and Financial Officer)

/s/ David Knepper	Director	May 30, 2014
David Knepper

/s/ Judson Hoover	Director	May 30, 2014
Judson Hoover

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